As filed with the Securities and Exchange Commission on July 30, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIBERATOR MEDICAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation or organization)	5999 (Primary Standard Industrial Classification Code Number)	87-0267292 (I.R.S. Employer Identification Number)
Liberator Medical Holdings, Inc.
2979 SE Gran Park Way
Stuart, Florida 34997
(772) 287-2414
Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Mark A. Libratore, President
Liberator Medical Holdings, Inc.
2979 SE Gran Park Way
Stuart, Florida 34997
Telephone: (772) 287-2414
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Steven E. Siesser, Esq.
Lowenstein Sandler PC
1251 Avenue of the Americas
New York, NY 10020
Telephone: (212) 262-6700
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

				Proposed
			Proposed	Maximum
			Maximum	Aggregate	Amount of
Title of Each Class of	Amount to		Offering Price	Offering	Registration
Securities to be Registered	be Registered (1)		Per Share	Price	Fee
Common Stock, par value $.001 per share	9,100,000	(2)	(3)	$8,225,000	$324
	4,375,000	(4)	$0.80 (5)	$3,500,000
	4,725,000	(6)	$1.00 (7)	$4,725,000

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of shares of common stock as may be required to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)	Includes (i) 4,375,000 shares of the registrant’s common stock issuable upon conversion of an outstanding convertible note at an initial conversion price of $.80 per share and (ii) 4,725,000 shares of the registrant’s common stock issuable upon exercise of outstanding warrants at an initial exercise price of $1.00 per share.

(3)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on estimates and calculations in accordance with Rule 457(c) and Rule 457(g) of the Securities Act. See Footnote Nos. 5 and 7 below. The average of the high and low sales prices of the registrant’s common stock on July 28, 2008, as reported on the Pink Sheets, was $0.78.

(4)	Represents 4,375,000 shares of the registrant’s common stock issuable upon conversion of an outstanding convertible note at an initial conversion price of $.80 per share.

(5)	Calculated in accordance with Rule 457(g) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated based on the conversion price of the note of $.80 per share.

(6)	Represents 4,725,000 shares of the registrant’s common stock issuable upon exercise of outstanding warrants at an initial exercise price of $1.00 per share.

(7)	Calculated in accordance with Rule 457(g) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated based on the exercise price of the warrants of $1.00 per share.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to completion, dated July 30, 2008
LIBERATOR MEDICAL HOLDINGS, INC.
9,100,000 Shares
Common Stock
     This prospectus relates to 9,100,000 shares of common stock of Liberator Medical Holdings, Inc. for the sale from time to time by certain holders of our securities, or by their pledgees, assignees and other successors-in-interest. Of these shares, (i) 4,375,000 shares are issuable upon conversion of an outstanding convertible note held by a selling security holder and (ii) 4,725,000 shares are issuable upon exercise of outstanding warrants held by the selling securityholders. We will not receive any proceeds from the sales of the shares of common stock by the selling securityholders. We will not receive any proceeds from the conversion of the convertible note, but will receive the proceeds of any cash exercise of the warrants.
     The distribution of securities offered hereby may be effected in one or more transactions that may take place on the Pink Sheets, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholder.
     The prices at which the selling securityholder may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. Our common stock is traded on the Pink Sheets under the symbol “LBMH.” On July 15, 2008, the last reported sales price for our common stock on the Pink Sheets was $.80 per share.
     These securities involve a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for factors you should consider before buying shares of our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2008.

This prospectus contains service marks, trademarks and tradenames of Liberator Medical Holdings, Inc.

-i-

PROSPECTUS SUMMARY
     This summary highlights selected information appearing elsewhere in this prospectus and may not contain all the information that is important to you. This prospectus includes information about the securities being offered as well as information regarding our business. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, including the section entitled “Risk Factors” beginning on page 5 and our financial statements and related notes. Unless the context otherwise requires, all references to “we,” “us,” “our company,” or “the company” in this prospectus refer collectively to Liberator Medical Holdings, Inc., a Nevada corporation and its subsidiaries.
Overview
     Liberator Medical Supply, Inc., our wholly owned subsidiary, is a federally licensed, direct-to-consumer, provider of Medicare Part B Benefits focused on providing medical supplies in a retail environment, and via the internet in the United States. Liberator Medical Supply distributes a full range of medical products which address the healthcare needs of our customers.
     We market our products directly to consumers primarily through targeted media and direct-response television advertising. Our customer service representatives are specifically trained to communicate with Medicare-eligible beneficiaries. Our operating platforms enable us to collect and process required documents from physicians and customers, bill and collect amounts due from Medicare and/or other government agencies and/or third party payors and/or customers.
     We completed the acquisition of our operating company, Liberator Medical Supply, on June 22, 2007. The acquisition was accounted for as a reverse merger in which, for accounting purposes, Liberator Medical Supply was treated as the acquiring company. The acquisition was deemed a recapitalization of our company, which was, prior to the acquisition of Liberator Medical Supply, an inactive public shell. Accordingly, the financial statements presented, and the discussion which follows, represent the historical financial statements and operating history of Liberator Medical Supply.
Recent Developments
     On May 22, 2008, we closed a private placement of a convertible note and a warrant to purchase an aggregate of 8,750,000 shares of our common stock for gross proceeds of $3.5 million to a single institutional investor, pursuant to a securities purchase agreement, dated as of May 22, 2008, by and among us, Liberator Medical Supply and the institutional investor. We are required to use the funds from the private placement to increase our advertising and sales efforts and any resulting increase in general and administrative expenses.
     The note is convertible into shares of our common stock at an initial conversion price of $0.80 per share, subject to adjustment, and matures on May 22, 2010. The note is a senior unsecured obligation and accrues interest at the rate of 3% per annum, paid semi-annually on each November 15 and May 15. The note is unconditionally guaranteed by Liberator Medical Supply. The warrant has a term of 5 years and is exercisable for up to 4,375,000 shares of our common stock at an exercise price $1.00 per share, subject to adjustment.
     We also issued a warrant to the placement agent in connection with our private placement exercisable for up to 350,000 shares of our common stock on terms substantially similar to the warrant issued to the institutional investor in the private placement.
     In connection with our private placement, we entered into a registration rights agreement with the investor, pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering the shares issuable upon conversion of the note and upon exercise of the warrant issued in connection with the private placement by July 30, 2008. Pursuant to the registration rights agreement, we agreed to use commercially reasonable efforts to cause the registration statement to be declared effective within 60 days (or 90 days upon receipt of comments from the Securities and Exchange Commission after the filing of such registration statement) after July 30, 2008, subject to our right to delay such obligations under certain circumstances. We have also agreed to keep the registration statement continuously effective until the earliest to occur of (i) when all of notes and warrants and the shares underlying the note and warrants may be sold or transferred pursuant to Rule 144 under the Securities Act of 1933, as amended, within a three-month period, (ii) when all of shares covered by the registration statement have sold in accordance with the registration statement or (iii) when all of the note and warrants and shares underlying the note and warrants have ceased to be outstanding. In the event we fail to meet our obligations, we will be subject to customary penalties.
Corporate History — Merger Transaction(s)
     We were organized in December 1906 in the State of Utah under the name “Cardiff Mining & Milling Company”. During the 60’s we changed our name to “Cardiff Industries, Inc.” and sold our mining operations. During the next decade we focused operations in the television and radio industry. Consequently in 1980, we changed our name to “Cardiff Communications, Inc.” In addition, we changed our domicile to the state of Nevada which was effective in 1999, and filed with the Secretary of State Nevada, in 2001. In June 2007, our name was changed to “Liberator Medical Holdings, Inc.” We have had no operations in the last 10 years. On June 22, 2007, we completed the acquisition of Liberator Medical Supply, Inc., a Florida corporation, located in Stuart, Florida. The acquisition was consummated pursuant to an agreement entered into as of June 18, 2007, whereby we agreed to merge our newly-created, wholly-owned subsidiary, Cardiff Merger, Inc., a Florida corporation, with and into Liberator Medical Supply, with Liberator Medical Supply being the surviving entity as our wholly-owned subsidiary. Under the terms of the merger agreement, we issued 25,447,956 restricted shares of our common stock to the stockholders of Liberator Medical Supply. We also agreed to issue to the then current holders of Liberator Medical Supply options and warrants exercisable to purchase restricted shares of the Company’s common stock on terms and conditions equivalent to the existing terms and conditions of the respective Liberator Medical Supply options and/or warrants. Also, we added Liberator Medical Supply’s President and Chief Executive Officer, Mark A. Libratore, to our board of directors and appointed him our President and Chief Executive Officer. As a condition of the merger agreement, our former President, Rubin Rodriguez, returned 9,990,000 shares of common stock to us for cancellation and, at closing of the acquisition, we issued 2,713,680 shares of common stock in exchange for debt. These 2,713,680 shares were issued without restrictive legend, pursuant to Rule 144(k). Accordingly, upon completion of the acquisition, we had 28,411,135 shares of common stock issued and outstanding.
     Throughout this prospectus we use the terms “we,” “our company,” and “us” to refer to Liberator Medical Holdings, Inc., and its consolidated subsidiaries and affiliates, and Liberator Medical Supply, Inc. (which is sometimes called “Liberator Medical Supply”) and Liberator Services Corporation.
Principal Executive Offices
     Our executive offices are located at 2979 SE Gran Park Way, Stuart, Florida 34997. Our telephone number is (772) 287-2414 and our internet address is www.liberatormedical.com.

The Offering

Common Stock Offered by Selling Securityholders (1):	9,100,000 shares

Common Stock Issued and Outstanding as of July 15, 2008 (2):	32,050,366 shares

Common Stock Issued and Outstanding after this Offering (3):	41,150,366 shares

Use of Proceeds:	We will not receive cash proceeds from the sales of shares of common stock by the selling security holders. We will not receive proceeds from the conversion of the convertible note; however, we will receive the proceeds of any cash exercise of the warrants.

Pink Sheets Symbol:	LBMH

(1)	Includes (i) 4,375,000 shares of our common stock issuable upon conversion of an outstanding convertible note held by a selling security holder and (ii) 4,725,000 shares of our common stock issuable upon exercise of outstanding warrants held by the selling securityholders.

(2)	Excludes approximately 8,870,768 shares of our common stock issuable upon exercise of outstanding options, warrants and convertible notes (excluding warrants and the convertible note held by the selling security holders) and approximately 9,100,000 shares of our common stock issuable upon conversion of the outstanding convertible note held by a selling security holder and upon exercise of outstanding warrants held by the selling securityholders.

(3)	Based on the number of shares of our common stock outstanding as of July 15, 2008. Excludes approximately 8,870,768 shares of our common stock issuable upon exercise of outstanding options, warrants and convertible notes (excluding the convertible note and warrants held by the selling security holders).

Summary Financial Information
     The summary financial information for the nine months ended September 30, 2007 was derived from our financial statements that have been audited by Berenfeld, Spritzer, Shechter & Sheer, LLP for the nine months then ended and the summary financial information for the year ended December 31, 2006 was derived from financial statements that have been audited by Wieseneck, Andres & Company, P.A. for the year then ended. The summary financial information for the six months ended March 31, 2008 and 2007 was derived from our unaudited financial data but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. The summary financial information presented below should be read in conjunction with our audited financial statements and related notes appearing in this prospectus beginning on page F-1. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of our financial statements for the nine months ended September 30, 2007, for the year ended December 31, 2006 and for the three months ended March 31, 2008 and 2007.

	Six Months Ended March 31,
	Nine Months	Year Ended
	Ended	December 31,
	2007	2006	2008	2007
			(unaudited)
Statements of Operations Data:
Sales	2,250,368	2,841,529	2,854,759	1,366,123
Cost of Sales	951,298	1,363,327	1,035,202	669,327
Gross Profit	1,299,070	1,478,202	1,819,557	696,796

Selling, General and Administrative Expenses	3,371,657	3,773,442	3,043,729	2,043,147

Loss from Operations	(2,072,587)	(2,295,240)	(1,224,172)	(1,346,351)

Other Income/(Loss)	104,345	-0-	-0-	-0-

Net Loss	(1,968,242)	(2,295,240)	(1,224,172)	(1,346,351)

	At	At
	December 31,	March 31,
	2007	2008
		(unaudited)
Balance Sheets Data:
Total Assets	2,883,880	3,081,845
Total Liabilities	2,946,079	3,354,194
Total Stockholders’ Deficiency	(62,199)	(272,349)
Total Liabilities and Stockholders’ Deficiency	2,883,880	3,081,845

RISK FACTORS
     An investment in our common stock is speculative in nature, involves a high degree of risk, and should not be made by an investor who cannot bear the economic risk of its investment for an indefinite period of time and who cannot afford the loss of its entire investment. You should carefully consider the following risk factors and the other information contained elsewhere in this prospectus before making an investment in our common stock.
Risks Relating to Our Business
We have a history of significant and continued operating loses and a substantial accumulated earnings deficit, and we may continue to incur significant losses and never achieve profitability.
     We have incurred significant net losses every year since our inception, including net losses of $1,224,172 for the six months ended March 31, 2008, $1,968,242 for the nine months ended September 30, 2007 and $2,295,240 for the year ended December 31, 2006. As of March 31, 2008, we had an accumulated deficit of $10,409,694. To achieve profitability, we will need to generate and sustain substantially higher revenues than we have to date while achieving reasonable cost and expense levels. We may not be able to generate enough revenue to achieve profitability. Even if we become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.
     As a result of our continued losses, our independent auditors have included an explanatory paragraph in our financial statements for the nine months ended September 30, 2007 and the year ended December 31, 2006, expressing doubt as to our ability to continue as a going concern. The inclusion of a going concern explanatory paragraph in the reports of our independent auditors could make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we may not achieve profitability and the value of your investment could decline significantly.
We require substantial amounts of cash to implement our aggressive marketing plans and to operate our business, and there can be no assurance that we will have the amount of capital necessary or be able to accurately predict our capital requirements therefor.
     We have aggressive marketing plans that require us to spend substantial sums. We will need additional capital to continue our business plan. In addition, we may not accurately predict the amount of capital it requires to operate our existing and future business, which requirement may exceed our estimates, and there can be no assurance we will have access to adequate amounts of capital to service such needs. Our failure to accurately predict future capital requirements and to secure additional financing may have a material adverse affect on our ability to operate our business and implement our strategy and adversely affect our ability to grow.
We may not be able to secure financing needed for future operating needs on acceptable terms, or on any terms at all.
     From time to time, we may seek additional financing to provide the capital required to maintain or expand our facilities, implement our marketing plans and operate our business, as well as to repay outstanding loans if cash flow from operations is insufficient. If such financing is not available on satisfactory terms, we may be unable to expand our business or develop new business at the desired rate. Consequently, our operating results may suffer. If we are able to incur debt, we may be subject to certain restrictions imposed by the terms of the debt and the repayment of such debt may limit our cash flow and our ability to grow. If we are unable to incur debt, we may be forced to issue additional equity, which could have a dilutive effect on our current stockholders.

We have experienced fluctuations in our quarterly operating results, due to numerous factors, and anticipate that these fluctuations will continue, which may have a material adverse affect on our ability to operate and grow our business.
     Predicting operating results has proven to be difficult due to frequently encountered expenses and delays. Our operating results may vary significantly, depending on a number of factors, including, but not limited to:
•	changes in reimbursement guidelines and amounts;

•	changes in regulations affecting the healthcare industry;

•	changes in the mix or cost of our products;

•	the timing of customer orders;

•	the timing and cost of our advertising campaigns; and

•	the timing of the introduction or acceptance of new products and services offered by us or our competitors.
Our failure to accurately predict our quarterly operating results may have a material adverse effect on our ability to operate and grow our business.
Our existing indebtedness may adversely affect our ability to obtain additional funds and may increase our vulnerability to economic or business downturns.
Our indebtedness aggregated approximately $3.4 million as of March 31, 2008. As a result, we are subject to the risks associated with significant indebtedness, including:
•	we must dedicate a portion of our cash flows from operations to pay debt service costs and, as a result, we have less funds available for operations and other purposes;

•	it may be more difficult and expensive to obtain additional funds through financings, if available at all;

•	we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

•	if we default under any of our outstanding notes or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.
We intend to restate the statement of operations for the three and six months ended June 30, 2007 and 2006, and the balance sheet for June 30, 2007 to reflect various corrections, and no assurance can be given that similar restatements will not be required in the future.
     We intend to restate our financial statements as of and for the three and six months ended June 30, 2007 to reflect various corrections of certain errors. While we believe we have put processes in place to begin to remedy areas in our internal controls, no assurances can be given that we will not be faced with situations which may require us to restate our financial statements again. Any such restatements could adversely affect the credibility of our reported financial results and the price of our common stock.

If our customers are unable to receive reimbursement from third parties, including Medicare, our growth and revenues will be materially and adversely affected in markets where our customers rely on insurance coverage for payment.
     Sales of a significant portion of our products depend on the continued availability of reimbursement of our customers by government and private insurance plans such as Blue Cross/Blue Shield Health Insurance, Aetna Health Insurance, and United HealthCare Health Insurance. Any reduction in Medicare reimbursement currently available (due to either (i) delays, (ii) denial of reimbursement, or (iii) directions to Medicare consumers to other companies through the process of competitive bidding, governmental contracts or any kind of nationwide managed care or governmental program) for our products would reduce our revenues. Without a corresponding reduction in the cost of such products, our profit margins would be reduced. Similarly, any increase in the cost of products without a corresponding increase in Medicare reimbursement would reduce our profit margins. Further, we could experience significantly reduced profits if Medicare changes, delays or denies reimbursement or directs Medicare consumers to other companies through the process of competitive bidding, governmental contracts or any kind of nationwide managed care or governmental program.
Audits or periodic investigations of our company by federal agencies, including Medicare, could lead to recoupment of monies paid to us, fines, off-sets on future payments and even loss of Medicare billing privileges, which could adversely affect our business and results of operations.
     The regulations that govern Medicare reimbursement are complex and our compliance with these regulations may be reviewed by federal agencies, including the Department of Health and Human Services, the Department of Justice, and the U.S. Food and Drug Administration, or the FDA. These agencies conduct audits and periodic investigations of most companies that bill Medicare, and since we perform a substantial amount of Medicare billing each year, we could be the subject of any audit or investigation at any time. Medicare audits or investigations could lead to recoupment of monies paid to us, fines, off-sets on future payments and even loss of Medicare billing privileges. Loss of these billing privileges could result in the loss of 70% to 80% of our total revenues.
     We regularly are audited by all four regional Medicare carriers and have, on some occasions, been required to reimburse claims previously paid to us for various reasons, such as billing errors, lack of medical records in physician offices, insufficient patient diagnoses, returns, patient’s having similar equipment, patient not seen by physician recently enough and lack of adequate medical necessity. Since our inception, we have not incurred fines or penalties by Medicare. Although we have set aside reserves for potential repayments, demands for repayment could exceed our reserves and we could be unable to pay Medicare, which would adversely affect our business and our results of operations.
If we are unable to effectively manage our potential growth, our business may become inefficient and we may not be able to effectively compete, increase our revenues or control our expenses.
     Since our inception, we have maintained staff and other operating levels intended for a business with greater revenues than we have achieved to date. We have built out and occupy 75 percent of the 25,000 square feet of leased premises in Stuart, Florida, to accommodate our growth and operating levels. We cannot be sure that our existing staffing levels will be sufficient if we expand as rapidly as we believe possible. Any expansion will create significant demands on our administrative, operational and financial personnel and other resources. Additional expansion in existing or new markets could strain these resources and increase our need for capital. Our personnel, systems, procedures, controls and existing space may not be adequate to support further expansion.
Any suspension of production or sales of our products or recalls mandated by the FDA or other regulatory agencies that regulate the products we sell, could cause us to lose sales or incur additional expense, which could materially adversely affect our business and results of operations.
     Many of the products that we sell are regulated by the FDA and other regulatory agencies. If any of these agencies mandate a suspension of production or sales of our products or mandate a recall, we may lose sales and incur additional expenses until such products regain compliance with the regulations or we change to another supplier of our products. In such case, we cannot assure you that any of such products will regain or that we will be able to engage another supplier on a timely basis, if at all.
We depend on a limited number of suppliers for our products, and the inability to secure our products could reduce our revenues and adversely affect our relationship with our customers.
     We rely on a limited number of suppliers for the products we sell. Although there are many suppliers for the products we sell, we are dependent on a limited number of suppliers for many of the significant products we sell. Coloplast Corporation and CR Bard Inc. supply approximately 38% and 19%, respectively, of our products. This reliance involves a number of significant potential risks, including, the lack of availability of products and interruptions in delivery of products to our customers and fluctuations in the quality and price of our products.
     We do not have any long-term or exclusive purchase commitments with any of our suppliers. Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could negatively affect our ability to obtain our products in a timely manner. If we are unable to obtain ample supply of product from our existing suppliers or alternative sources of supply, we may be unable to satisfy our customers’ orders, which could materially and adversely affect our revenues and our relationship with our customers.
We may be exposed to product liability claims for which our product liability insurance may be inadequate.
     We could be liable for harm caused by products that we sell. The sale of medical products entails the risk that users will make product liability claims. A product liability claim could be expensive. While management believes that our insurance provides adequate coverage, we cannot provide any assurance that:
•	our insurance will provide adequate coverage against potential liabilities if a product causes harm or fails to perform as promised;

•	adequate product liability insurance will continue to be available in the future; or

•	our insurance can be maintained on acceptable terms.
The obligation to pay any product liability claim in excess of whatever insurance we are able to obtain would increase our expenses and could greatly reduce our assets.
The failure to maintain our relationships with our existing customers or the failure to obtain new customers could negatively affect our revenues and decrease our earnings or have an adverse impact on our business.
     Our ability to operate at a profit is highly dependent on recurring orders from customers, as to which there is no assurance. We generally incur losses and negative cash flow with respect to the first order from a new customer for chronic care products and respiratory products due primarily to the marketing and regulatory compliance costs associated with initial customer qualification. Accordingly, the profitability of these product lines depends, in large part, on recurring and sustained reorders. Reorder rates are inherently uncertain due to several factors, many of which are outside our control, including changing customer preferences, competitive price pressures, and customer transition to extended care facilities, customer mortality and general economic conditions. We cannot assure that agreements with existing customers will be renewed when the terms of such agreements expire or that our relationships with our customers will be maintained on satisfactory terms, if at all. The failure to maintain our relationships with our customers or the failure to obtain new customers could negatively affect our revenues and decrease our earnings and adversely impact our business.
The medical supply industry is highly competitive and if we fail to compete effectively, we may lose our market share and our profitability may be adversely affected.
     The medical supply industry is rapidly evolving and highly competitive. We expect competition in this market to persist and intensify. Existing or future competing companies may provide (ii) products with greater utility, lower cost or other benefits from their intended uses than our products or (ii) may offer comparable performance at lower cost. Many of these companies are well-established, have substantially greater financial and other resources, and have more experience in promoting and marketing products than we do. There can be no assurance that we will be able to compete successfully with such competitors. If we fail to capture and maintain market share, we may not achieve sufficient revenues and our business could suffer.
Failure in our technology or telecommunications systems could significantly disrupt our operations, which could reduce our customer base and result in lost revenues.
     Our success depends, in part, on the continued and uninterrupted performance of our information technology and network systems as well as our customer service centers. The hardware supporting a large number of critical systems for our systems is housed in one location. Our systems are vulnerable to damage from a variety of sources, including communications failures, power loss, malicious human acts and natural disasters. Moreover, despite security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause failures in our information technology systems or disruption in our ability to serve our customers. Sustained or repeated system failures that interrupt our ability to serve our customers or otherwise meet our business obligations in a timely manner would adversely affect our reputation and result in a loss of customers and net revenue.
From time to time, we may make acquisitions of businesses and cannot assure you that we will be able to successfully integrate any businesses, products, technologies or personnel that we might acquire. Any failure to do so could have a material adverse effect on our financial condition and results of operations.
     We regularly consider investments in complementary companies, products or technologies. In the event of any future acquisitions, we could:
•	become unable to obtain adequate product liability insurance in the future;

•	issue stock that would dilute our current stockholders’ percentage ownership;

•	incur debt;

•	assume liabilities;

•	incur expenses related to the impairment of goodwill; or

•	incur large and immediate write-offs.
Our operation of any acquired business will also involve numerous risks, including:
•	problems combining the acquired operations, technologies or products;

•	unanticipated costs;

•	diversion of management’s time and attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	potential loss of key employees, particularly those of acquired companies.

The loss of one or more members of our management team or other key employees could affect our operations and our ability to successfully grow our business.
     Our success and future growth depends to a significant degree on the skills and continued services of our management team and key players such as Mark Libratore. Mark Libratore is our President and Chief Executive Officer and our sole director. Mr. Libratore is responsible for the day-to-day management of the business. We currently maintain a $2,000,000 policy of key man insurance on Mr. Libratore’s life. The loss of Mr. Libratore’s services, either through retirement, incapacity or death, could impair our revenue growth, business and future prospects. Further, our ability to execute our business plan is dependent on our ability to attract and retain additional highly skilled personnel.
Our sole director and President and Chief Executive Officer has substantial control over us, which could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.
     As of July 15, 2008, Mark Libratore, our sole director and President and Chief Executive Officer, held approximately 48.81% of our common stock, excluding options to purchase up to 50,000 shares of our common stock. As a result, Mr. Libratore has the ability to exercise substantial control over all corporate actions requiring shareholder approval, irrespective of how our other shareholders including purchasers in this offering may vote, including the following actions:
•	the election of directors;

•	adoption of stock option plans;

•	the amendment of charter documents; or

•	the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of our assets.
We do not have a majority of independent directors serving on our board of directors, which could present the potential for conflicts of interest.
     We do not have a majority of independent directors serving on our board of directors and we cannot guarantee that our board of directors will have a majority of independent directors in the future. In the absence of a majority of independent directors, our executive officers could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between us and our stockholders, generally, and the controlling officers, stockholders or directors.
     Mark Libratore, our sole director, has outstanding notes in the principal amount of $1,657,991, net of prepaid interest of $6,658 as of March 31, 2008. These notes bear interest at an annual rate of eight percent to eleven percent (8% — 11%). Mr. Libratore has committed not to call any of his notes payable in the near future although our obligations to Mr. Libratore are payable on demand and are not collateralized. There are no assurances that we will (i) be able to repay the notes when due under the terms of the current agreement or (ii) that Mr. Libratore will not call any of his notes payable. See “Certain Relationships and Related Transactions.”
Risks Relating to Ownership of Our Common Stock
As a result of our failure to timely file our periodic reports under the Securities Exchange Act, in February 2008, our shares of common stock became ineligible to trade on the Over-the-Counter Bulletin Board, or the OTCBB and commended trading on the Pink Sheets , and as a result, the volume and market price of our common stock may be adversely affected.
     In January 2008, we received notice that our common stock would not be eligible for trading on the Over-The-Counter Bulletin Board, or the OTCBB, for a minimum period of approximately one year because we had failed to timely file our periodic reports under the Securities Exchange Act of 1934 three times in a two year period. We appealed the original notice but our appeal was rejected. Accordingly, commencing February 14, 2008, our common stock started trading on the Pink Sheets and will do so until we have filed periodic reports on a timely basis for twelve months, at which time we can reapply to have our common stock traded on the OTCBB; however, we cannot assure when, if at all, we will reapply to have our common stock traded on the OTCBB. We cannot anticipate with accuracy the effect, if any, of our securities’ being traded on the Pink Sheets, but expect that the volume and market price of our common shares may be adversely affected.
We cannot assure you that there will be an active trading market for our common stock and it could be difficult for holders of our common stock to liquidate their shares.
     We cannot predict the extent to which a trading market will develop or continue in our common stock or how liquid that market might become. Also, most shares outstanding after the acquisition of Liberator Medical, including those issued pursuant to the acquisition, are deemed “restricted securities” within the meaning of Rule 144 promulgated by the SEC and will therefore be subject to certain limitations on the ability of holders to resell such shares. Because only a small percentage of our outstanding shares are freely tradeable in the public market, the price of our shares could be volatile and liquidation of a person’s holdings may be difficult. Thus, holders of our common stock may be required to retain their shares for a long period of time.
We do not anticipate paying dividends in the foreseeable future, which could make our stock less attractive to potential investors.
     We anticipate that we will retain any future earnings and other cash resources for future operation and development of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any future payment of cash dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed as a better investment than corporations that do not.
Future sales or the potential for sale of a substantial number of shares of our common stock could cause our market value to decline and could impair our ability to raise capital through subsequent equity offerings.
     Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. In addition to the approximately 32,050,000 shares of our common stock issued and outstanding as of July 15, 2008, there are approximately another 167,950,000 shares of authorized but unissued common stock that may be issued in the future.
Anti-takeover provisions of Nevada law, our bylaws may prevent or delay an acquisition of us that shareholders may consider favorable or attempts to replace or remove our management that could be beneficial to our shareholders.
     Our bylaws contain provisions which could make it more difficult for a third party to acquire us without the consent of our board of directors. Our bylaws impose restrictions on the persons who may call special shareholder meetings. Furthermore, the Nevada Revised Statutes contain an affiliated transaction provision that prohibits a publicly-held Nevada corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested stockholder” unless, among others, (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder or (ii) the transaction is approved by the holders of a majority of the corporation’s voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation’s outstanding voting shares. This provision may have the effect of delaying or preventing a change of control of our company even if this change of control would benefit our shareholders.
Trading in our shares is subject to certain “penny stock” regulation, which could have a negative effect on the price of our shares in the public trading market.

     Public trading of our common stock on the Pink Sheets is subject to certain provisions, commonly referred to as the penny stock rules, promulgated under the Securities Exchange Act of 1934. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These require a broker dealer to:
•	make a special suitability determination for purchasers of penny stocks;

•	receive the purchaser’s written consent to the transaction prior to the purchase; and

•	deliver to a prospective purchaser of a penny stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.
Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, many prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.
If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and may engage in resale transactions only in those states and a limited number of other jurisdictions.
     If you are not an “institutional investor,” you will need to be a resident of certain jurisdictions to purchase our securities in this offering. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states’ securities laws, you may engage in resale transactions only in the states and in other jurisdictions in which an applicable exemption is available or a registration application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our shares.
     If you are not an institutional investor, you generally will not be permitted to purchase shares in this offering unless there is an available exemption or we register the shares covered by this prospectus in such states.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “indicates,” “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.
     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.
USE OF PROCEEDS
     We are registering shares of our common stock pursuant to registration rights granted to the selling securityholders. We will not receive any of the proceeds from the sale of the common stock by the selling securityholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling securityholders.
     We will not receive cash proceeds from the conversion of all or any portion of the convertible note convertible into shares of common stock being registered in this offering; however, we will receive cash proceeds for any cash exercise of the warrants exercisable for shares of common stock being registered in this offering. If all of the warrants exercisable for shares of common stock being registered in this offering are exercised for cash, we could receive net proceeds of up to approximately $4,725,000. We intend to use the estimated net proceeds received upon exercise of the warrants, if any, for working capital and general corporate purposes. The warrants may not be exercised, and we cannot assure you that the warrants will be exercised.
     We have agreed to pay all costs, expenses and fees relating to registering the shares of our common stock referenced in this prospectus. The selling securityholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares of our common stock.

PRICE RANGE FOR OUR COMMON STOCK
     Our common stock traded on the Over-the-Counter Bulletin Board, or OTCBB, under the symbol “LBMH” from September 4, 2007 until February 13, 2008. On February 14, 2008, we were not eligible for trading on the OTCBB because we had not timely filed three periodic reports over a two-year period and our common stock began to trade on the Pink Sheets. The numbers below reflect our high and low bid information for the equity for each full quarterly period within the two most recent fiscal years and the subsequent interim period:

	High	Low
Fiscal Year Ending September 30, 2008
Third Quarter	$1.00	$.55
Second Quarter	$1.35	$.41
First Quarter	$1.80	$.75

Fiscal Year Ended September 30, 2007
Fourth Quarter (beginning on June 22, 2007)	$2.75	$1.10
     The number of holders of record of our common stock as of June 30, 2008 was 1,544.
DIVIDEND POLICY
     To date, we have not paid any dividends on our common stock and we do not intend to pay dividends for the foreseeable future, but intend instead to retain earnings, if any, for use in our business operations. The payment of dividends in the future, if any, will be at the sole discretion of our board of directors and will depend upon our debt and equity structure, earnings and financial condition, need for capital in connection with possible future acquisitions and other factors, including economic conditions, regulatory restrictions and tax considerations. We cannot guarantee that we will pay dividends or, if we pay dividends, the amount or frequency of these dividends.

SELECTED FINANCIAL INFORMATION
     The selected financial information for the nine months ended September 30, 2007 was derived from our financial statements that have been audited by Berenfeld, Spritzer, Shechter & Sheer, LLP for the nine months then ended and the summary financial information for the year ended December 31, 2006 was derived from financial statements that have been audited by Wieseneck, Andres & Company, P.A. for the year then ended. The summary financial information for the six months ended March 31, 2008 and 2007 was derived from our unaudited financial data but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. The summary financial information presented below should be read in conjunction with our audited financial statements and related notes appearing in this prospectus beginning on page F-1. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of our financial statements for the nine months ended September 30, 2007, for the year ended December 31, 2006 and for the three months ended March 31, 2008 and 2007.

			Six Months Ended March 31,
	Nine Months	Year Ended
	Ended	December 31,
	2007	2006	2008	2007
			(unaudited)
Statements of Operations Data:
Sales	2,250,368	2,841,529	2,854,759	1,366,123
Cost of Sales	951,298	1,363,327	1,035,202	669,327
Gross Profit	1,299,070	1,478,202	1,819,557	696,796

Selling, General and Administrative Expenses	3,371,657	3,773,442	3,073,729	2,043,147

Loss from Operations	(2,072,587	(2,295,240)	(1,224,172)	(1,346,351)

Other Income/(Loss)	104,345	-0-	-0-	-0-

Net Loss	(1,968,242)	(2,295,240)	(1,224,172)	(1,346,351)

	At	At
	December 31,	March 31,
	2007	2008
		(unaudited)
Balance Sheets Data:
Total Assets	2,883,880	3,081,845
Total Liabilities	2,946,079	3,354,194
Total Stockholders’ Deficiency	(62,199)	(272,349)
Total Liabilities and Stockholders’ Deficiency	2,883,880	3,081,845

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. The following discussion should be read in conjunction with “Selected Financial Information” and our financial statements and notes thereto included elsewhere in this prospectus.
Overview
     Liberator Medical Supply, Inc., our wholly owned subsidiary, is a federally licensed, direct-to-consumer, provider of Medicare Part B Benefits focused on providing medical supplies in a retail environment, and via the internet in the United States. Liberator Medical Supply distributes a full range of medical products which address the healthcare needs of our customers.
     We market our products directly to consumers primarily through targeted media and direct-response television advertising. Our customer service representatives are specifically trained to communicate with Medicare-eligible beneficiaries. Our operating platforms enable us to collect and process required documents from physicians and customers, bill and collect amounts due from Medicare and/or other government agencies and/or third party payors and/or customers.
     We completed the acquisition of our operating company, Liberator Medical Supply, on June 22, 2007. The acquisition was accounted for as a reverse merger in which, for accounting purposes, Liberator Medical Supply was treated as the acquiring company. The acquisition was deemed a recapitalization of our company, which was, prior to the acquisition of Liberator Medical Supply, an inactive public shell. Accordingly, the financial statements presented, and the discussion which follows, represent the historical financial statements and operating history of Liberator Medical Supply.
     On August 20, 2007, we changed our fiscal year from December 31 to September 30. Accordingly, the following information relates to our operations for the fiscal year which began on January 1, 2007 and ended on September 30, 2007, the fiscal year which began on January 1, 2006 and ended December 31, 2006 and the nine-month period ended March 31, 2008.
Results of Operations
Six Months ended March 31, 2008 compared to the Six Months ended March 31, 2007
     Revenues:
     Our revenues for the three months ended March 31, 2008 were up $767,416, or 135.1%, to $1,425,293 compared to $657,877 for the three months ended March 31, 2007. Revenues for the six months ended March 31, 2008 were up $1,488,636, or 109.0%, to $2,854,759 compared to $1,366,123 for the six months ended March 31, 2007. The increase in revenues for these periods is primarily attributable to increased sales of our urological products during these periods, which we believe is primarily attributable to our increased sales and marketing activities for these products.
     Gross Profit:
     Our gross profit for the three months ended March 31, 2008 was $911,716 up $546,362 or 149.5% from $365,354 for the three months ended March 31, 2007. The gross profit for the six months ended March 31, 2008 was $1,819,557, up $1,122,761 or 161.1% from $696,796 for the six months ended March 31, 2007. The increase in gross profit for these periods is primarily attributable to increased sales of our urological products during these periods, partially offset by increased sales and marketing expenses and increased expenses in connection with our being a publicly-traded company.

     General and Administrative Expenses (“G&A”):
     Our G&A expenses for the three months ended March 31, 2008 were $1,556,714, or 109.2% of revenue, compared to $921,240, or 140.0% of revenue, for the three months ended March 31, 2007. The G&A expenses for the six months ended March 31, 2008 were $3,043,729, or 106.6% of revenue, compared to $2,043,147, or 149.6% of revenue, for the six months ended March 31, 2007. During the three months and six months ended March 31, 2008, there was significant expenditures made with regard to being a publicly-traded operating company. Investor relations expense was $115,978 and $233,858 for the three-month and six-month periods ended March 31, 2008, compared to no expense for the comparable periods in 2007. Stock and warrant based compensation (non-cash) for investor relations was $115,459 and $210,209, respectively. Our professional fees were $226,667 for the three months ended March 31, 2008, compared to $40,333 for the three months ended March 31, 2007. Professional fees were $404,853 for the six months ended March 31, 2008, compared to $107,229 for the six months ended March 31, 2007. Stock based compensation (non-cash) for professional fees was $109,500 and $219,000 for the three and six months ended March 31, 2008, respectively.
     Interest Expense:
     Our interest expense for the three months ended March 31, 2008, was $62,131 compared to $104,985 for the three months ended March 31, 2007. The interest expense for the six months ended March 31, 2008, was $113,389 compared to $222,353 for the six months ended March 31, 2007. The decrease in interest expense of $42,854 and $108,964 for the three and six months ended March 31, 2008, respectively, was primarily a result of the convertible debt converting to common stock.
     Net Loss:
     We had a net loss of $644,998, or -45.3% of revenues, for the three months ended March 31, 2008, compared to a net loss of $555,886, or -84.5% of revenues, for the three months ended March 31, 2007. The net loss for the six months ended March 31, 2008, was $1,224,172, or -42.9% of revenues, compared to a net loss of $1,346,351, or -98.6% of revenues, for the six months ended March 31, 2007. The net loss before stock and warrant based investor relations expenses and professional fees were $420,038 and $794,963 for the three and six month periods ending March 31, 2008, respectively. Investor relations and professional fees increased largely as a result of our being a publicly traded company, by $302,312 and $531,482 for the three and six month periods ended March 31, 2008, over the comparable periods ended March 31, 2007.
Nine Months ended September 30, 2007 compared to the Twelve Months ended December 31, 2006
     The following table summarizes the results of operations for the periods indicated:

	2007	2007	2006	2006
	Amount	Percent	Amount	Percent
Sales	2,250,368	100.0	2,841,529	100.0
Cost of Sales	951,298	42.3	1,363,327	47.9
Gross Profit	1,299,070	57.7	1,478,202	52.0
Selling and G & A Expenses	3,371,657	149.8	3,773,442	132.8

Income (Loss) from Operations	(2,072,587)	(92.1)	(2,295,240)	(80.8)
Other Income (Expense)	104,345	4.6	—	—
Income (Loss) Before Income Taxes	(1,968,242)	(87.5)	(2,295,240)	(80.8)
Income Taxes	-0-
Net Income (Loss)	(1,968,242)	(87.5)	(2,295,240)	(80.8)
     We had a net loss of $1,968,242 for the year ended September 30, 2007 (“Fiscal 2007”), compared to a net loss of $2,295,240 for the year ended December 31, 2006 (“Fiscal 2006”).

     Our sales decreased from $2,841,529 for Fiscal 2006 to $2,250,368 for Fiscal 2007. However, sales increased by approximately ten percent (10%) in Fiscal 2007 compared to Fiscal 2006 when calculated on an annualized basis.
     Our interest expense decreased from $241,142 for Fiscal 2006 to $217,108 in Fiscal 2007, but when calculated on an annualized basis interest expense increased approximately 20% as we continued to fund operations in part with additional borrowings.
     Our payroll taxes and benefits decreased from $1,740,063 for the twelve months ended December 31, 2006, compared to $1,364,523 for the nine months ended September 30, 2007, but were substantially similar on an annualized basis. Similarly, our advertising expenses decreased from $161,177 for Fiscal 2006 compared to $133,690 for Fiscal 2007, but remained substantially comparable on an annualized basis. Our professional fees increased substantially from $192,491 for the Fiscal 2006 compared to $422,847 for Fiscal 2007, as we became subject to the reporting requirements of the Securities Exchange Act of 1934 upon its combination with Liberator Medical in June 2007.
Liquidity and Capital Resources:
     Historically, our principal use of cash has been to fund ongoing operations. We have financed our operations through sales and placements of equity and debt securities.
     We had $104,227 in cash as of March 31, 2008, representing a decrease of $72,593 from September 30, 2007. We had a working capital deficiency as of March 31, 2008, of $997,157 compared to a working capital deficiency of $682,136 at September 30, 2007. This decrease in cash in the six months ended March 31, 2008, was due to our increasing net cash by $62,701 in operating and financing activities and using net cash of $135,294 in investing activities during the six months ended March 31, 2008, compared to the increase in cash of $8,733 in operating and financing activities and using net cash of $18,914 in investing activities during the same period in 2007. We paid interest of $109,030 compared to interest of $228,704 paid for the six months ended March 31, 2007, a decrease of $119,674, primarily due to the conversion of convertible debt into common stock. We had an increase in working capital deficiency of $315,020 at March 31, 2008, compared to September 30, 2007, primarily due to a decrease in cash of $72,593, a decrease in prepaid and other expenses of $218,169, a net increase in accounts receivable of $346,791, an increase in current portion of deferred advertising of $51,313, an increase in accounts payable of $380,155, and an increase in current portion of notes payable of $35,565.
Financing Activities
     Cash provided by financing activities was $782,979 for the six month period ended March 31, 2008, compared to $827,413 for the comparable six month period in 2007, as we received $686,075 from the proceeds of the sale of stock. On May 22, 2008 we closed on a private placement consisting of convertible notes and warrants to purchase an aggregate of 8,750,000 shares of our common stock for gross proceeds of $3.5 million.
Outlook
     We have built an infrastructure that we believe is capable of handling a higher sales volume at less of a percentage of sales than historically. We believe that while our operating expenses and cash used in our operating activities are anticipated to continue to grow for the next twelve months, we expect that our revenues will continue to grow during such period. We expect that our revenues will continue to increase during that period through the implementation of our advertising and marketing programs. We believe that the outlook for the demand for our products and services is favorable, as we expect there to be an increase in newly-diagnosed patients, because of the aging of the population, requiring the medical supplies that we provide. Medicare has increased the monthly allowed quantities for catheters from 4 per month to a maximum of 200 per month effective April 2008. This change has resulted in a substantial increase in revenues for our urological product line. Medicare has instituted competitive bidding for certain metropolitan service areas (MSA) for some DME product lines, including mail-order diabetes. Congress has enacted a law deferring the start of competitive bidding for 18 to 24 months. We have applied for and were approved as a participating provider for Medicare, and as a participating provider, we are required to accept assignment for all Medicare allowable charges.

     We anticipate that with the current available cash we will be able to meet our cash requirements for operating expenses and limited growth. Although we expect our revenues to continue to grow, we will continue to be dependent on our ability to complete sales of our securities, whether on a debt or equity basis. There can be no assurance, of course, as to the amount or timing of the proceeds we may receive from the sale of our securities, or whether the proceeds of such sales will be sufficient, together with the cash provided from our operating activities, to meet our growth expectations. However, we believe that existing cash and cash equivalents, together with cash generated from the collection of accounts receivable, the sale of products, and the proceeds of the sale of our debt and equity securities will be sufficient to meet our cash requirements during the next twelve months.
     Our plan for the next twelve months includes the following:
•	Obtain additional funding through a combination of debt and equity;

•	Increase advertising over the prior periods;

•	Increase our customer base;

•	Continue to service our current customer base and increase the retention rate;

•	Increase the collections of our accounts receivable.
In order to implement our current business model, we have completed the following:
•	Identified products and related target customers through extensive market research.

•	Established efficient and cost effective methods to reach qualified customers.

•	Established an infrastructure of management and knowledgeable staff to support substantial growth in sales with a minimal amount of additional staff members.

•	Leased a 25,000 square foot facility which has only been built out 75 percent to accommodate our current operations including room for growth. The other 25 percent will be built out in stages as additional growth requires the additional office space.

•	Created a Health Insurance Portability and Accountability Act of 1996, or HIPPA, compliant information technology infrastructure and staff to accommodate additional growth in sales.

•	Established a marketing plan that can be monitored for effectiveness and is flexible enough to adjust to changing market conditions.

•	Tested our advertising methods and established methods of testing additional advertising methods to meet with changing market conditions.
     We intend for Liberator Medical Supply to continue to operate as a federally licensed, direct-to-consumer, Part B Benefits Provider, primarily focused on supplying medical supplies to the chronically ill patients. Liberator Medical Supply is reviewing The Centers for Medicare and Medicaid (CMS) Competitive Acquisition Plan (CAP) to determine what, if any, effects the CAP will have on our twelve-month plan.
     Liberator Medical Supply plans to bid its products to The Centers for Medicare and Medicaid (CMS) Competitive Acquisition Program (CAP). Liberator Medical Supply has already met one of CMS’s requirements by becoming accredited by The Compliance Team, Inc. as an Exemplary Provider. We will endeavor to meet all other program requirements.
     Liberator Medical Supply has received its renewal of its Home Medical Equipment (HME) license in Florida and has submitted and received approval for the change of ownership, reporting the acquisition of Liberator Medical Supply by us.

Contractual Commitments
     Since the organization of Liberator Medical Supply, the capital equipment which was purchased includes telecom equipment, computer equipment and business furniture and equipment. Total capital expenditures from Liberator Medical Supply’s inception through March 31, 2008, were $1,364,502, of which $603,194 represents leasehold improvements to our new facility in Stuart, Florida. Capital expenditures for the three month period ended March 31, 2008 were $39,172. As of March 31, 2008, we had known contractual obligations of $3,320,984, comprised of current debt obligations and rent payable on its principal office facility and shareholder debt.
Off-Balance Sheet Arrangements
     As of March 31, 2008, we had no off-balance sheet arrangements.
Critical Accounting Policies
The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America. A summary of the more significant policies is set forth below:
Principles of Consolidation
The consolidated financial statements include the accounts of us, and each of Liberator Medical Supply, our wholly-owned subsidiary, and Liberator Services Corporation, one of our affiliates. Intercompany balances and transactions have been eliminated in consolidation.
Cash Equivalents
For purposes of reporting cash flows, cash equivalents include money market accounts and any highly liquid debt instruments purchased with a maturity of three months or less.
Accounts Receivable
We carry our trade accounts receivable at cost less an allowance for doubtful accounts. Management closely monitors outstanding accounts receivable and charges the allowance account for any balances that are determined to be uncollectible. On a periodic basis, we evaluate our accounts receivable and establishes an allowance for doubtful accounts, when deemed necessary, based on its history of past write-offs and collections and current credit conditions. The bad debts written off against the allowance for doubtful accounts and bad debt expense for the nine month period ended September 30, 2007 and year ended December 31 2006 was $343,929 and $786,040, respectively.
Inventories
Inventories are comprised of finished goods and are stated at the lower cost or market determined by the first-in, first-out (FIFO) method.
Deferred Advertising Costs
Advertising costs are amortized over its expected period of future benefits. In the first year, 53% of the initial cost is amortized over twelve months on a straight-line basis. In the second, third and fourth years, 25%, 14% and the final 8% of costs, respectively, are also amortized over twelve months on a straight-line basis. $312,614 of advertising costs were recorded as deferred advertising at September 30, 2007. In the nine months ended September 30 2007 and year ended December 31 2006, $113,311 and $143,000 respectively, of the deferred advertising costs were amortized and charged to expense.

Property and Equipment
Property and equipment are recorded at cost, less accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful life of the respective assets, which range from 3 to 10 years. Leasehold improvements are amortized using the straight-line method over the shorter of the related lease term or useful life. Maintenance, repairs, and minor improvements are charged to expense as incurred; major renewals and betterments that extend the useful life of the associated asset are capitalized. When items of property and equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in results of operations for the period.
Revenue Recognition
The Company recognizes income from the sale of its medical products under two policies. First, the sale of medical supplies or equipment from its retail store is recognized when the sale takes place (Point of Sale). Generally, no Medicare or third party (private insurance) assignment is accepted by the Company on these sales.
Second, revenue is recognized under an assignment, which is the amount Medicare or a private provider will allow the Company for a particular medical supply or service. The Company will not record a sale of an “assignment” amount until all of the proper documentation such as prescriptions, Certificate of Medical Need, etc., are received from the patient or attended physician. When all documentation is received, we ship the product to the patient and the “assignment” amount is charged to sales and an accounts receivable account due from the provider. “Assignment” sales are usually recorded within five days of the shipment of the order.
Shipping and Handling Costs
Shipping and handling costs are not charged to the patients in compliance with Medicare policy. Shipping and handling costs for the nine month period ended September 30, 2007 and year ended December 31 2006 amounted to $87,243 and $114,465, respectively. These amounts are included in cost of sales on the accompanying consolidated statements of operations.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance on deferred tax assets is established when management considers it is more likely than not that some portion or all of the deferred tax assets will not be realized. We file consolidated federal and state income tax returns.
Effective January 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes” and FSP FIN 48-1, which amended certain provisions of FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that we determine whether the benefits of our tax positions are more likely than not of being sustained upon audit based on the technical merits of the tax position. The provisions of FIN 48 also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. In connection with our adoption of FIN No. 48, we analyzed the filing positions in all of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. There was no impact on our condensed consolidated financial statements upon adoption of FIN No. 48 on January 1, 2007. We did not have any unrecognized tax benefits and there was no effect on the financial condition or results of operations for the nine months ended September 30, 2007 as a result of implementing FIN 48, or FSP FIN 48-1. In accordance with FIN 48, we adopted the policy of recognizing penalties in selling, general and administrative expenses and interest, if any, related to unrecognized tax positions as income tax expense.

Use of Estimates
Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.
Reclassifications
Certain reclassifications of amounts previously reported have been made to the accompanying consolidated financial statements in order to maintain consistency and comparability between the periods presented.
Leases
In accordance with SFAS No. 13, we perform a review of newly acquired leases to determine whether a lease should be treated as a capital or operating lease. Capital lease assets are capitalized and depreciated over the term of the initial lease. A liability equal to the present value of the aggregated lease payments is recorded utilizing the stated lease interest rate. If an interest rate is not stated, we will determine an estimated cost of capital and utilize that rate to calculate the present value. If the lease has an increasing rate over time and/or is an operating lease, all leasehold incentives, rent holidays, or other incentives will be considered in determining if a deferred rent liability is required. Leasehold incentives are capitalized and depreciated over the initial term of the lease.
Recent Accounting Pronouncements
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for us on January 1, 2008. We are currently evaluating the impact that the adoption of SFAS No. 159 will have on our future consolidated financial statements.
In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measures.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact that the adoption of SFAS No. 157 will have on our future consolidated financial statements.
In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1, or “FSP FIN 48-1,” which clarifies when a tax position is considered settled under FIN 48. The FSP explains that a tax position can be effectively settled on the completion of an examination by a taxing authority without legally being extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if (1) the tax position is not considered more likely than not to be sustained solely on the basis of its technical merits and (2) the statute of limitations remain open. FSP FIN 48-1 should be applied upon the initial adoption of FIN 48. The impact of our adoption of FIN 48 (as of January 1, 2007) is in accordance with this FSP and the implementation has not resulted in any changes to our consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141 (revised 2007) “Business Combinations” (“FASB No. 141(R)”). FASB No. 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations. FASB No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquirer achieves control and requires the acquirer to recognize the assets acquired, liabilities assumed and any non-controlling interest at their fair values as of the acquisition date. FASB No. 141(R) also requires that acquisition-related costs be recognized separately from the acquisition. FASB No. 141(R) is effective for us for fiscal 2010. We are currently assessing the impact of FASB No. 141(R) on its consolidated financial position and results of operations.

In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“FASB No. 160”).” The objective of FASB No. 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This Statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations. FASB No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of FASB No. 141 (R). This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this Statement is the same as that of the related Statement 141(R). This Statement shall be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented.
Recently adopted accounting pronouncements — In December 2007, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 110. This guidance allows companies, in certain circumstances, to utilize a simplified method in determining the expected term of stock option grants when calculating the compensation expense to be recorded under Statement of Financial Accounting Standards (SFAS No. 123®, Share-Based Payment. The simplified method can be used after December 31, 2007 only if a company’s stock option exercise experience does not provide a reasonable basis upon which to extimate the expected option term. Through 2007, we utilized the simplified method to determine the expected option term, based upon the vesting and original contractual terms of the option. On January 1, 2008, we continued calculating the expected option term based on the simplified method because we do not have sufficient historical option exercise data.
In March 2008, the FASB issued SFAS No 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 amends and expands the disclosure requirement for FASB Statement No. 133, “Derivative Instruments and Hedging Activities” (“SFAS No. 133”). It requires enhanced disclosure about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for the Company as of January 1, 2009.
In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of FASB 162 is not expected to have a material impact on our consolidated financial position and results of operations.
In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60.” Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. This results in inconsistencies in the recognition and measurement of claim liabilities. This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. The adoption of FASB 163 is not expected to have a material impact on our consolidated financial position and results of operations.

In May, 2008 the FASB issued FASB Staff Position (FSP) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” APB 14-1 requires the issuer to separately account for the liability and equity components of convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The guidance will result in companies recognizing higher interest expense in the statement of operations due to amortization of the discount that results from separating the liability and equity components. APB 14-1 will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We currently are evaluating the impact of adopting APB 14-1 on our consolidated financial statements.
In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets”, (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. We currently are assessing the impact of FSP 142-3 on our consolidated financial position and results of operations.

BUSINESS
Overview
     Liberator Medical Supply, Inc., our wholly owned subsidiary, is a federally licensed, direct-to-consumer, provider of Medicare Part B Benefits focused on providing medical supplies in a retail environment, and via the internet in the United States. Liberator Medical Supply distributes a full range of medical products which address the healthcare needs of our customers.
     We market our products directly to consumers primarily through targeted media and direct-response television advertising. Our customer service representatives are specifically trained to communicate with Medicare-eligible beneficiaries. Our operating platforms enable us to collect and process required documents from physicians and customers, bill and collect amounts due from Medicare and/or other government agencies and/or third party payors and/or customers.
     We completed the acquisition of our operating company, Liberator Medical Supply, on June 22, 2007. The acquisition was accounted for as a reverse merger in which, for accounting purposes, Liberator Medical Supply was treated as the acquiring company. The acquisition was deemed a recapitalization of our company, which was, prior to the acquisition of Liberator Medical Supply, an inactive public shell. Accordingly, the financial statements presented, and the discussion which follows, represent the historical financial statements and operating history of Liberator Medical Supply.
Background
     We were organized in December 1906 in Utah under the name Cardiff Mining & Milling Company. During the 1960’s, we changed our name to Cardiff Industries, Inc., and sold its mining operations. During the next decade, we focused our operations on the television and radio industry. In 1980, our name was changed to Cardiff Communications, Inc. We changed our domicile to Nevada on July 12, 2000. Upon the completion of our business combination with Liberator Medical Supply described in the next paragraph, we changed our name to Liberator Medical Holdings, Inc. We had no business operations in the ten years preceding our acquisition of Liberator Medical in June 2007.
     On June 22, 2007, we completed the acquisition of Liberator Medical Supply, a medical equipment company located in Stuart, Florida. The acquisition was consummated pursuant to a merger agreement entered into on June 18, 2007, whereby we agreed to merge our newly-created, wholly-owned subsidiary, Cardiff Merger, Inc., a Florida corporation, with and into Liberator Medical Supply, with Liberator Medical Supply being the surviving entity as our wholly-owned subsidiary. As a condition of the merger, we issued approximately 25,447,956 shares of our common stock to the stockholders of Liberator Medical Supply. We also agreed to issue to the then current holders of Liberator Medical options and warrants exercisable to purchase shares of our common stock on terms and conditions equivalent to the existing terms and conditions of the respective Liberator Medical options and warrants. Also, we appointed Liberator Medical Supply’s President and Chief Executive Officer, Mark A. Libratore, to our board of directors and appointed him as our President and Chief Executive Officer. As a condition of the merger agreement, our former president, Rubin Rodriguez, returned 9,990,000 shares to us for cancellation and, at closing of the merger, we issued 357,000 shares for services and 2,356,680 shares in exchange for debt. Accordingly, upon completion of the merger, we had approximately 30,964,014 shares of common stock issued and outstanding. For additional information concerning the combination of us with Liberator Medical Supply.
Background of Liberator Medical Supply, Inc.
     Liberator Medical Supply was incorporated in the State of Florida in July 1999. It is a provider of direct-to-consumer durable medical supplies, primarily to seniors. About seventy-five percent of Liberator Medical Supply’s revenue is derived from four product lines, diabetes, urological, ostomy, and mastectomy. Liberator Medical provides a simple and reliable way for its patients to obtain supplies. It communicates directly with its patients and their physicians regarding patients’ prescriptions and supply requirements on a regular basis and bills

Medicare and third-party insurers on behalf of its patients. Liberator Medical Supply markets its products directly to consumers, primarily through targeted media, direct-response television advertising and direct-response print advertising to patients throughout the United States. Its patient service representatives are specifically trained to communicate with patients, in particular seniors, helping them to follow their doctors’ orders and manage their chronic diseases. Liberator Medical’s operating platforms enable it to efficiently collect and process required documents from physicians and patients and bill and collect amounts due from Medicare, other third party payers and directly from patients.
Market
     National healthcare spending will nearly double to $2.8 trillion by 2011, up from $1.42 trillion in 2001, according to the Centers for Medicare and Medicaid Services (CMS). As the baby boomer population ages, the already flourishing medical supply industry will experience a 20-year explosion in growth. Between 1990 and 1999, while the U.S. population grew 9% and inflation 26%, total annual healthcare spending increased 74%. Currently, more than 90 million Americans live with chronic diseases, including Alzheimer’s disease, arthritis, cancer, cardiovascular disease, chronic obstructive lung disease, and diabetes.
     Manufacturers of drugs, medical devices, and other medical equipment and supplies have combined annual revenues of $300 billion. Medicare and Medicaid have combined annual payments of $500 billion. We are a quasi-medical distributor providing home health care services. The home health care market is a highly fragmented industry of about 12,000 companies with combined annual revenues of $35 billion. The average company has annual revenue of $3 million and 65 employees.
     We initially targeted Medicare-eligible seniors with chronic illness. First Research estimates the number of Americans over 65 will double from 34 million to 62 million between 2000 and 2025. Currently, 90 million Americans live with chronic diseases. The research firm Rand estimates the number of Americans with two or more chronic conditions will increase from 60 to 81 million between the years 2000 and 2020. Current out-of-pocket spending for Americans age 65 and over with two chronic conditions is approximately $750 per year. The number of Medicare beneficiaries is expected to nearly double to 77 million by 2030 from 40 million in 2000, according to the Centers for Medicare and Medicaid Services. Below is an analysis of our addressable market for targeted disease segments as well as a description of each opportunity.

Target Market	Diagnosed	Undiagnosed	Current Market Size

Urological	N/A	N/A	$4.1 billion	*
Diabetes	17 million	6 million	$91.8 billion
Mastectomy	3.2 million	N/A	$1.1 billion
Ostomy	600,000	N/A	$1.2 billion

Total	20.8 million	6 million	$98.2 billion

Source: Center for Disease Control 2005

*	Market Intelligence Research Corp. Rand Health 2007
Urological
     Approximately 380,000 people on Medicare are catheter users according to 2007 Medicare figures. There are additional catheter users who currently are paying cash, covered by Medicaid, or private insurance. We are unsure of the total population using catheters, but the current market size of $4.1 billion indicates there could be over 1.5 million catheter users in the U.S.
Diabetes
     Diabetes, the seventh leading cause of death among Americans, accounts for $98 billion in medical costs and lost productivity each year. In recent years, cases of type 2 (“adult onset”) diabetes have been on the rise in the United States; it is now considered a national epidemic. Obesity is a major risk factor, as more than 80% of people with type 2 diabetes are overweight. Almost 17 million Americans are estimated to have diabetes, 7 million of who are people ages 65 or older. There are 2,200 new cases diagnosed in the U.S. every day, and more than 193,000 people died of diabetes in 1996. Mark Libratore, our President and Chief Executive Officer and the rest of our management team have pioneered direct marketing to diabetics. We have launched an aggressive campaign to build up this sector of our business.
Mastectomy Supplies
     Mastectomy supplies typically generate substantial revenues and high gross margins for home health care providers. Mastectomy products include items such as the prosthesis and special bras, sleep and swimwear. There are approximately 3.2 million breast cancer patients nationwide. Approximately 140,000 total mastectomies and 1 million partial mastectomies are performed each year. The estimated 2 million total mastectomy patients will generate potential annual revenue of $1.06 billion in prostheses and bras alone, both covered by Medicare. In addition, Medicare covers prostheses for partial mastectomy patients. There is little price resistance due to Medicare coverage and strong demand. Liberty Medical Supply believes that other than its mastectomy marketing program, there has been no national effort to supply these prostheses. Because we have reduced the cost of mastectomy goods by negotiating with vendors, sales of these items are very profitable, and sales reoccur every six months. There are two primary manufacturers of these products with limited national access. We have established representation with both companies. Our mastectomy customer base currently includes over 30,000 customers.
     Regular screening mammographies and self-examinations will result in increased early detection and treatment. With improved diagnostic and treatment technologies, survival rates are increasing, resulting in a rising number of post-mastectomy consumers for longer repeat purchase periods. Advertisements running in March 2006 have resulted in hundreds of new mastectomy respondents and should result in a substantial increase in sales during the next several months.
Ostomy Products
     There are approximately 642,000 ostomy patients. An ostomy is a surgically created opening in the body, which allows body fluids or excrement to escape into a collection device. Approximately 125,000 new ostomy procedures are performed each year. This is a $1.2 billion market for existing ostomy customers and an additional $250 million market for new patients each year. The products are disposable and are reimbursed by Medicare. We believe that until recently, high product costs and poor Medicare reimbursement discouraged distributors from accepting Medicare for these items. We have managed to negotiate price reductions for these products, providing what it believes is a competitive advantage in this market. We believe that our staff and billing service that acceptassignment through Medicare and insurance provide us with competitive advantages.
Power Mobility Sales
     As our population ages, our ability to walk and get around can be diminished, creating increased demand for power mobility equipment, such as power wheelchairs and scooters. Liberator Medical partnered with Invacare, one of the nation’s largest manufacturers of this equipment. Liberator Medical Supply has created a direct marketing TV advertisement in co-operation with Invacare and has attracted a large number of customer inquiries; it has sold over 200 scooters and power wheelchairs. As Medicare redefines the new operating parameters for mobility, Liberator Medical Supply expects to begin a renewed advertising effort in mobility products to increase that division’s revenue.
Retail Sales Store and Internet Sales
     Customers can visit our retail store located in Martin County, Florida. The store enjoys high exposure since it is located on a major regional highway. The retail store offers a testing ground for selling new products. In addition, we have created an ecommerce website (www.liberatormedical.com) which carries the same products offered through our mail order business. Internet sales currently make up less than 1% of revenue. Our ecommerce initiative encompasses a dynamic web site configured to provide a comprehensive shopping experience for both professionals and customers. The web site has been designed utilizing the latest in technology in web software and high-end graphics providing pictures and descriptions of all items available for sale. Other future enhancements will include user-friendly insurance claim forms that load quickly and can be printed or electronically submitted for reimbursement in real time. Professionals will be able to either make purchases at a wholesale level or refer clients to make their own purchases. Medicare will be billed upon request; however, it is expected that the telemarketers will have to contact customers to verify coverage and obtain all necessary information. We believe that contacts made through the Internet will result in long-term relationships, and we will offer “auto-ship” on frequently-consumed items. We will also use telemarketing to reach out to our customers and generate repeat sales within each market segment.
     We intend to use traditional advertising (print, radio, direct mail, and outside sales) to promote the site as well as television advertisement. In addition to direct e-mail, “linking” and “cross-linking” proliferation of the site will occur through the use of multiple pages for each department that have their own unique “meta tags.” We believe this will help the robot search engines not only find the sites, but also display individual types of equipment leading the user directly to our commerce site. The logic used in the site will guide the customer to accessories and “up-sells” that will help to maximize sales per site visitor.
Sales and Marketing
     We focus on making the buying process easy and convenient. Customers can purchase by phone, mail, or over the Internet; they can also choose to have repeat supplies shipped automatically. This produces an annuity-like income with a high return on advertising dollars.
     Our growth will depend, in part, upon the success of our advertising campaigns. We believe that we have achieved a workable method of capturing initial and recurring sales through use of local, regional and national ad placement and maximizing the “drag” of each ad. We believe that advertisements and placement drive customer leads. Sales representatives handle inbound calls to establish initial contact, qualify the consumer, identify the need and close the sale. Aggressive contact management efforts, outbound mailings and outbound phone calls by sales representatives on active leads and established customers can result in re-orders, cross selling opportunities and higher conversion rates than traditional mail-order businesses.
     We are constantly evaluating and testing new products for direct marketing to various targeted customers. As these new and innovative products come to market, we anticipate being positioned to bring them to the public quickly with the right marketing, intake, processing and third party billing mechanisms.
Suppliers
     We distribute products from over 200 manufacturers, including most of the largest US suppliers. In addition, in some cases, we have been able to negotiate large discounts, indicating manufacturer confidence in our ability to obtain higher volumes. We purchase approximately 38% of our products from Coloplast Corporation and 19% of our products from CR Bard Inc. Both of these suppliers are multi billion dollar international companies.
Products
     We routinely source products from manufacturers, both domestic and abroad. We are seeking other products with optimal features and advantages in today’s marketplace.
Competitive Analysis
Diabetes
     In diabetes products, Liberty Medical, a subsidiary of Medco (MHS NYSE), a company started by Mark Libratore, is the industry leader with more than $425 million plus in sales. Liberty is well known for its TV ads featuring Actor Wilford Brimely. In addition to its organic growth, Liberty has been purchasing many small and medium size competitors in primarily asset only purchases.
     After Liberty, Chronic Care Solutions (CCS), a portfolio company of KRG Capital Partners, Denver, Co. may be the second largest, with combined sales of over $150M. Another large competitor is MP Total Care, a portfolio company of Charterhouse Group, New York. National Diabetic Pharmacies, which started as a direct-to-consumer diabetic supplier, has annual sales of approximately $100 million.

Mastectomy
     Competition in this area is limited mostly to small specialty shops. Most small boutiques require the customer to walk in and discuss this sensitive matter with a stranger. For many, this may be inconvenient, or an unacceptable option. Instead, our telemarketing approach provides the level of privacy many customers need and want. We do not believe any significant mastectomy competitors bill Medicare and accept assignment directly.
Ostomy
     Currently there are only two major national companies in ostomy, Edgepark and United Ostomy. Although there are many small companies as well, we believe our acceptance of Medicare in instances where other companies have refused assignment. Liberator Medical also provides personal service which it believes promotes customer loyalty.
Urological
     Over the last year, we have entered into the urological field and have demonstrated growth in sales of urological catheters, condom catheters, indwelling catheters, urine collection devices and various related accessories. As the population continues to age, we expect this category to continue to grow. Competition consists primarily of specialty drug stores, Byrams Healthcare, Edgepark, United Ostomy, and many small independent dealers and stores.
Retail Stores
     The medical supply industry has not changed much over the last ten years. Mainly a “mom and pop” industry, large corporations have not yet emerged. Customer service has not been added to the product mix as competitor retail facilities are understaffed and under trained. We provide dedicated resources, which open the door to us to offer personalized service and quality control to the customer. In the area of retail sales, our main location is in a high visibility, high traffic, and high growth area.
Internet Sales Competition
     Moderate competition exists on the Internet. There are many small companies offering medical supplies on the Internet; however, they do not display the product in full detail nor do they provide for Medicare or Insurance Billing. In some cases, these sites merely showcase the products, but do not offer on-line product ordering requiring the consumer to either fax in an order form or visit their shop. We plan on utilizing state of the art web-tools and services along with National advertising to successfully brand its name and subsequently capture e-commerce sales.
Technology Systems
     Because customer service and billing Medicare are a major focus of its business, we have completed and installed one of the industry’s most popular, fully HIPPA compliant, and user-friendly billing systems. In addition to auto-billing all four Medicare Regional Part B regional centers, it also generates billing to over 5000 insurance companies, nationwide. Medicare reimbursement and code requirements are kept current and posting of accounts receivable is done automatically from information downloaded from Medicare. We have written customized software integrated with the Network version of Goldmine to handle contact management, generate customized forms and mailings, and facilitate rapid intake of new customers following a carefully conceived intake protocol which captures and preserves essential customer data.
     For communications, we utilize the 3Comm NBX 100 digital telephone system, which is capable of handling hundreds of phones and is easily operated in a Windows-friendly user interface. This system has the capacity to interface with our contact management systems and provide pop-up screens, and various other vital information management uses.

     In March, 2005, we acquired three state—of-the-art high performance Dell PowerEdge 2850 hyper-threading Xeon dual-processor servers, redundant power supplies and 1 TB storage capacity and for back-up a Dell Poweredge tape back up with 5 TB compressed capacity. For power-back up, we have an APC 4kba battery back up (8 hours) for our main servers, and for our 5 other servers, we have three APC 1400’s (1 hour each). We use various Microsoft operating systems (NT 4.0, NT 4.0 Server, Win 2000, Win XP Professional, Windows Server 200.) and various third-party licensed Microsoft Windows-friendly applications including Fastrack for customer ordering and electronic order submissions, Goldmine for pre-customer sales lead and customer CRM, Medforce Scan for digital document imaging, SQL Server 2000 for database management, UPS Worldship 7.0+ for shipment processing and tracking and Microsoft Visual Basic for special-purpose application-specific applications.
     We subcontract the hosting and maintenance of the www.liberatormedical.com web site to VGM Forbin located in Waterloo, Iowa. Credit card information is processed using industry-standard secure 128-bit SSL (secure-sockets-layer) web sessions and credit card information is never stored in the associated Liberator SQL backend database to reduce liability risks.
Intellectual Property
     As of the date of this prospectus, we have one registered trademark/servicemark, “Liberator” and our stylized logo.
Government Regulation and Reimbursement
     As a provider of medical supplies, we are subject to government regulation, including numerous laws directed at preventing fraud and abuse and laws regulating reimbursement under various government programs. The marketing, billing, documenting and other practices of medical supply providers are subject to government scrutiny. To ensure compliance with Medicare and other regulations, regional health insurance carriers routinely conduct audits and request patient records and other documents to support claims submitted for payment of products shipped to customers. Similarly, government agencies periodically open investigations and obtain information from healthcare providers pursuant to the legal process. Violations of federal and state regulations can result in severe criminal, civil and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs.
     Healthcare is an area of rapid regulatory change. Changes in the laws and regulations and new interpretations of existing laws and regulations may affect permissible activities, the relative costs associated with doing business, and reimbursement amounts paid by federal, state and other third-party payers. We cannot predict the future of federal, state and local regulations or legislation, including Medicare and Medicaid statutes and regulations. Future legislative and regulatory changes could have a material adverse impact on us.
Medicare
     Medicare is a federally funded program that provides health insurance coverage for qualified persons age 65 or older and for some disabled persons. The majority of the products that we provide are reimbursable by Medicare, and are therefore subject to extensive regulation. Medicare payments are sometimes lower than the payments of other third-party payers, such as traditional indemnity insurance companies. Current Medicare reimbursement guidelines stipulate, among other things, that quarterly orders of diabetes supplies to existing patients be verified with the patients before shipment and that all doctors’ orders for supplies be re-validated every twelve months through the receipt of new doctors’ orders.
     We accept assignment of Medicare claims, as well as claims with respect to other third-party payers, on behalf of our patients. We process claims, accept payments and assume the risks of delay or nonpayment. We also employ the administrative personnel necessary to transmit claims for product reimbursement directly to Medicare and private health insurance carriers. Medicare reimburses at 80% of the government-determined fee schedule amounts for reimbursable supplies, and we bill the remaining balance either to third-party payers or directly to patients.

     Our compliance with Medicare regulations may be reviewed by federal or state agencies, including the U.S. Department of Health and Human Services’ Office of Inspector General, the Department of Justice, and the U.S. Food and Drug Administration.
Health Insurance Portability and Accountability Act
     Numerous federal and state laws and regulations, including the Health Insurance Portability and Accountability Act of 1996, or HIPPA, govern the collection, dissemination, use and confidentiality of patient-identifiable health information. As part of our provision of, and billing for, diabetes testing and pharmacy supplies, we are required to collect and maintain patient-identifiable health information. New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we handle healthcare related data and communicate with payers, and the cost of complying with these standards could be significant. If we do not comply with existing or new laws and regulations related to patient health information, we could be subject to criminal or civil sanctions.
Other Regulation
     Numerous federal, state and local laws relating to controlled drug substances, safe working conditions, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances apply to portions of our operations. For example, the Drug Enforcement Administration, or DEA, regulates controlled drug substances, such as narcotics, under the Controlled Substances Act and the Controlled Substances Import and Export Act. Manufacturers, distributors and dispensers of controlled substances must be registered and inspected by the DEA, and are subject to inspection, labeling and packaging, export, import, security, production quota, record keeping and reporting requirements. To the extent we engage in new activities or expand current activities into new states, the cost of compliance with applicable regulations and licensing requirements could be significant.
Properties
     We rent 25,000 square feet of space at our headquarters in Stuart, Florida, at a monthly rental of $25,000. Our lease expires on July 31, 2012. Of that space, approximately 18,000 square feet house our call center, administrative offices and warehouse and shipping.
     We also rent an additional 7,000 square feet of space in Stuart, Florida, of which 4,000 square feet are used for our retail sales facility and the balance for storage.
     We believe that our existing facilities are suitable as office, storage and laboratory space, and are adequate to meet our current needs. We also believe that our insurance coverage adequately covers our current interest in our leased space. We do not own any real property for use in our operations or otherwise.
Employees
     We do not have any employees; however, Liberator Medical Supply, a wholly-owned subsidiary of ours, has three employees and Liberator Services Corporation, a company owned by Mark Libratore, our President and Chief Executive Officer, majority shareholder and sole director, our Chief Financial Officer and a shareholder of our company, and another shareholder of our company, has seventy-three full-time employees who provide services to us. No employee of ours or Liberator Medical Supply or Liberator Services Corporation is a member of any union, nor have they entered into any collective bargaining agreements. We believe that our relationship with our employees is good.
Legal Proceedings
     From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not aware of any pending or threatened legal proceeding that, if determined in a manner adverse to us, could have a material adverse effect on our business and operations.

MANAGEMENT
Directors
     The name and age of our sole director as of July 15, 2008, his position with us, his principal occupation, and the period during which he has served as a director of our company are set forth below. Our sole director will hold office until the next annual meeting of shareholders or until his successor is elected and qualified.

			Director
Name	Age	Position(s) Held	Since
Mark Libratore	57	President, Chief Executive Officer and Director	2007
     Mark Libratore. In 1990, Mr. Libratore founded Liberty Medical Supply, Inc., which has become the nation’s largest direct-to-consumer diabetic supplier. Mr. Libratore sold this business to PolyMedica Corporation (PLMD) in August 1996 and remained President of Liberty Medical and Senior Vice President of PolyMedica until February 1999. Mr. Libratore founded Liberator Medical Supply, Inc. in 1999.
Board Committees; Designated Directors; and Director Independence
     Our board of directors is currently composed of one individual and we do not have any committees. One of the larger shareholders with significant financial expertise has advised us that he is willing to serve on our board of directors, but had not been installed at the time. It is intended that our board of directors will increase in number as our business continues to grow, and that in the future our board of directors, as members are added, will establish an audit committee, one of the members of which will be an “audit committee financial expert,” as such term is defined in the rules of the Securities and Exchange Commission.
     Our common stock is not listed on a national securities exchange and therefore, we are not subject to any corporate governance requirements regarding independence of board or committee members. However, we have chosen the definition of independence contained in the American Stock Exchange listing standards as a benchmark to evaluate the independence of our directors. Under the AMEX listing standards, an “independent director” of a company means a person who is not an officer or employee of the company or its subsidiaries and who the board of directors has affirmatively determined does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. After review of all relevant transactions or relationships between our sole director, or any of his family members, and our company, our senior management and our independent registered public accounting firm, our board has determined that our sole director is not independent directors within the meaning of the applicable AMEX listing standards.
Code of Ethics
     We adopted a Code of Conduct and Ethics that applies to all officers, directors and employees of our company.
Executive Officers
     Set forth below are the names, ages and titles of all of our executive officers as of July 15, 2008. Each officer serves until the first meeting of the board of directors following the next annual meeting of the shareholders and until his or her successor is duly elected and qualified.

Name	Age	Position(s) with Us
Mark Libratore	57	President, Chief Executive Officer, Director
Robert Davis	62	Chief Financial Officer
John Leger	53	Chief Operating Officer

The business experience of each of the persons listed above during the past five years is as follows:
     Mark Libratore. Mark Libratore serves as President Chief Executive Officer of our company. His complete biography is set forth above under the caption “Management Directors”.
     Robert Davis. Robert Davis, has a Masters degree in Accounting, University of Houston, and holds a CPA certificate from the State of Texas. Mr. Davis has held numerous financial executive-level positions as Comptroller and Vice President of Finance for companies such as controller for a Manufacturer of Jet Engine parts, TurboCombustor Corp., Data Development Inc., and Caribbean Computer Corp., and served as CFO and Manager of Financial Planning for Liberty Medical Supply, Inc. from 1995 to 1999. He has been the controller and Chief Financial Officer of Liberator Medical Supply, Inc., since its organization.
     John Leger. John Leger joined Liberator in April 2006. John was the Senior VP of Operations at Liberty Medical Supply from December 1991 through January 2004. He was responsible for diabetic call center operations, customer services, repeat customer sales, document acquisition and management, claims processing to Medicare, mail services, shipping, receiving, and purchasing. Mr. Leger worked closely with Mark Libratore in building the mail order diabetes business to $100M in annualized sales, and stayed on with the company through its growth to over 650,000 active customers. Due to an agreement not to compete with Liberty during a severance agreement period, John made his expertise available as an independent consultant until he joined Closer Healthcare, Inc. as a VP of Operations in 2005. Closer is a mail order provider of diabetes testing supplies and primarily serviced customers in national clinical trials as well as the managed care sector. He spent a year with Closer prior to joining Liberator Medical.
     There are no family relationships between any of our executive officers or directors.
Summary Compensation of Executive Officers
Compensation Discussion and Analysis
     The individuals who served as our chief executive officer, our chief financial officer and our chief operating officer during fiscal year ended September 30, 2007, are referred to herein as the “named executive officers.” We do not have a compensation committee because there is only one director, our Chief Executive Officer and President. Compensation for the named executive officers was determined by our Chief Executive Officer and President, as the sole director. We plan to expand our board of directors during our fiscal year ending September 30, 2009 and, if feasible, to establish a compensation committee comprised of independent directors.
Compensation Philosophy and Objectives
     Our compensation program for the named executive officers is intended to attract, retain, motivate and appropriately reward talented executives who can contribute significantly to our financial growth and success, and thereby build value for our stockholders over the long term. The program has the following specific goals:
•	To offer a total compensation package to the named executive officers that is competitive in the marketplace for executive talent.

•	To motivate the named executive officers to achieve our business objectives by providing incentive compensation awards that take into account our overall performance and that measure performance against those business objectives.

•	To provide equity-based, long-term compensation arrangements that creates meaningful incentives for the named executive officers to maximize our near and long-term future performance that aligns their interests with our shareholders’ and encourage the named executive officers to remain with us.
To achieve these objectives, our board of directors is developing certain processes for setting named executive officer compensation and is constructing an overall compensation program that consists of a number of elements, as described below.

Summary Compensation Table
     The following table provides summary information regarding compensation earned by the named executive officers during our fiscal years ended September 30, 2007 and December 31, 2006.

			All Other
Name and Principal Position(s)	Year	Salary ($)	Compensation ($)(1)	Total ($)
Mark A. Libratore	2007	$95,000	$17,907	$112,907
President and Chief Executive	2006	$134,929	$13,775	$148,704
Officer

Robert Davis	2007	$65,769	$2,458	$68,227
Chief Financial Officer	2006	$87,159	$3,422	$90,581

John Leger	2007	$91,346	$2,458	$93,804
Chief Operating Officer	2006	$89,139	$3,422	$92,561

(1)	All Other Compensation includes expenses paid on behalf of the named executive officers for health insurance, transportation and certain other personal expenses.
Outstanding Equity Awards at Fiscal Year-End
     On September 14, 2007, we issued options to the named executive officers and others under our 2007 Stock Plan. On January 2, 2008, we rescinded all outstanding options effective as of their date of issuance because they did not conform to the 2007 Stock Plan. Accordingly, there were no outstanding equity awards at 2007 fiscal year end. Also on April 15, 2008, we issued new options under, and in conformity with, our 2007 Stock Plan to the named executive officers, which options are not exercisable unless and until our 2007 Stock Option Plan is approved by our stockholders. See “—2007 Stock Option Plan.”
Potential Payments Upon Termination
Employment and Consulting Agreements
     We do not have any employment or consulting agreements with any of our executive officers. No other named executive officer is entitled payments on termination other than those required by applicable employment laws.
2007 Stock Plan
     Our 2007 Stock Plan (the “2007 Plan”) was adopted by our board of directors and is to be presented to our stockholders for a vote at our stockholder meeting in 2008. Stock options, stock appreciation rights, or SARs, stock awards and cash awards may be granted under the 2007 Plan. Each is referred to as an award in the 2007 Plan. Options granted under the 2007 plan may be either “incentive stock options,” as defined under Section 422 of the Internal Revenue Code of 1986, as amended, or “non-statutory stock options.”
     The 2007 Plan is administered by the board of directors acting as a whole or by a delegated officer or officers in certain instances. Awards under the 2007 plan may be granted to our employees, directors and consultants. Incentive stock options may be granted only to our employees. The administrator, in his discretion, approves awards granted under the 2007 Plan. Generally, if an awardees’ service to us terminates other than by reason of death, disability, and retirement or for cause, vested options and SARs will remain exercisable for a period of thirty days.
     The plan terminates on September 13, 2017. In the event of a termination of service of a participant or death of a participant, the award grant may provide for exercise within a reduced period. Unless otherwise determined by the administrator, awards granted under the 2007 Plan are not transferable other than by will, domestic relations order, or the laws of descent or distribution may be exercised during the awardees’ lifetime only by the awardees.
     The administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of our common stock on the date of grant. The term of an option may not be more than ten years from the date of grant. No option may be exercised after the expiration of its term. Any incentive stock option granted to a ten percent stockholder may not have a term of more than five years. The administrator may grant SARs alone, in addition to, or in tandem with, any other awards under the plan. An SAR entitles the participant to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the administrator. The excess amount will be payable on ordinary shares, in cash or in a combination thereof, as determined by the administrator. The terms and conditions of an SAR will be contained in an award agreement. The grant of an SAR may be made contingent upon the achievement of objective performance conditions.
     The administrator may grant stock awards such as bonus stock, restricted stock or restricted stock units. Generally, such awards will contain vesting features such that awards will either not be delivered, or may be repurchased by us at cost, if the vesting requirements are not met. The administrator will determine the vesting and shared delivery terms.
Compensation of Directors
     We have one director, Mark A. Libratore, who does not receive any compensation as a director.
Compensation Committee Interlocks and Insider Participation
     We do not have a compensation committee. Our board of directors, which consists of one director, who is our President and Chief Executive officer, determines the compensation of our named executive officers. All compensation for our other employees is determined by our executive officers on the basis of the value of an employee or a contracted service to us. Our compensation for our named executive officers and managers is determined by our financial results. Base salaries are supplemented by cash performance bonuses determined by our board of directors in January of each year based on the prior year financial results. Our board of directors also recognizes that those named executive officers and managers may also be shareholders and accordingly who share in dividends paid by us from our earnings. In addition, compensation by other companies of like size for comparable services and other factors specific to each determination of compensation are taken into consideration

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth information regarding ownership of shares of our common stock, as of July 15, 2008:
•	by each person known by us to be the beneficial owner of 5% or more of our common stock;

•	by each of our directors and executive officers; and

•	by all of our directors and executive officers as a group.
Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated. For purposes of the table below, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, of any shares of our common stock over which he or she has or shares, directly or indirectly, voting or investment power or of which he or she has the right to acquire beneficial ownership at any time within 60 days. As used in this prospectus, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Common stock beneficially owned and percentage ownership as of July 15, 2008 was based on 32,050,366 shares outstanding. Unless otherwise indicated, the address of each beneficial owner is c/o Liberator Medical Holdings, Inc., 2979 SE Gran Park Way, Stuart, Florida 34997.

Name and Address	Number of Shares		Percent
5% Beneficial Owners:
Shaihesh C. Zaveri (1) and Mayuri S. Zaveri 6559 N. Country Club Rd. Mattoon, IL 61938	2,985,342		8.96%

Millennium Partners, L.P.(2) c/o Millennium Management LLC 666 Fifth Avenue, 8th Floor New York, NY 10103	3,557,194	(3)	9.99%

Directors and Executive Officers:
Mark A. Libratore President and Chief Executive Officer and Director 2979 SE Gran Park Way Stuart, FL 34997	19,613,867	(4)	54.42%

Robert Davis, Chief Executive Officer 2979 SE Gran Park Way Stuart, FL 34997	168,000	(5)	*

John Leger, Director 2979 SE Gran Park Way Stuart, FL 34997	130,000	(6)	*

All directors and executive officers as a group (3 persons)	19,911,867	(7)	55.1%

Less than one percent (1%).

(1)	Information with respect to the reporting person is derived from a Schedule 13G/A filed with the SEC on behalf of the reporting person on February 13, 2008.

(2)	Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the managing partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership (“Millennium Partners”), and consequently may be deemed to have voting control and investment discretion over securities owned Millennium Partners. Israel A. Englander is the managing member of Millennium Management and as a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management. The foregoing should not be construed in and of itself as an admission by Millennium Management or Mr. Englander as to beneficial ownership of the shares owned by Millennium Partners. The foregoing information is derived from the reporting person and a Schedule 13D filed with the SEC on behalf of the reporting person on June 2, 2008.

(3)	Represents an aggregate of (i) 4,375,000 shares of our common stock issuable upon conversion of an outstanding senior convertible note in the original principal amount of $3,500,000, at an initial conversion price of $0.80 per share, subject to adjustment, which matures on May 22, 2010, and (ii) 4,375,000 shares of our common stock issuable upon exercise of a warrant at an initial exercise price of $1.00 per share, subject to adjustment, which has a term of five years; provided, however, that the number of shares of our common stock into which such senior convertible note and warrant is limited pursuant to the terms of the senior convertible note and the warrant to that number of shares of our common stock which would result in Millennium Partners having aggregate beneficial ownership of not more than 9.99% of our total issued and outstanding common stock. Thus, as of July 15, 2008, Millennium Partners may be deemed to beneficially own approximately 3,557,194 shares of our common stock, which represents approximately 9.99% of the outstanding shares of the issued and outstanding shares of our common stock as of such date.

(4)	Includes 50,000 shares underlying options exercisable by Mr. Libratore within 60 days of July 15, 2008, subject to the approval by our stockholders of our 2007 Stock Plan. Does not include 50,000 shares underlying options that are not exercisable within 60 days of July 15, 2008.

(5)	Includes 50,000 shares underlying options exercisable, subject to the approval by our stockholders of our 2007 Stock Plan, and 18,000 shares underlying convertible debt and warrants convertible or exercisable, as the case may be, by Mr. Davis within 60 days of July 15, 2008. Does not include 50,000 shares underlying options that are not exercisable within 60 days of July 15, 2008.

(6)	Includes 30,000 shares underlying options exercisable by Mr. Leges within 60 days of July 15, 2008, subject to the approval by our stockholders of our 2007 Stock Plan. Does not include 30,000 shares underlying options that are not exercisable within 60 days of July 15, 2008.

(7)	See Footnote Nos. (4) through (6)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Mark Libratore, our President and Chief Executive Officer of each of us and Liberator Medical Supply, has loans outstanding from Liberator Medical in the amount of $1,657,992, net of prepaid interest in the amount of $6,658, at March 31, 2008. These notes bear interest at an annual rate of eight percent (8%) and eleven percent (11%). Mr. Libratore has committed not to call any of his notes payable in the near future. Our obligations to Mr. Libratore are payable on demand and are not collateralized.
     Since 2005, we have utilized the services of the employees of Liberator Services Corporation, a company owned by Mark Libratore, our President and Chief Executive Officer, sole director and majority shareholder, Robert Davis, our Chief Financial Officer and one of our shareholders, and one of our other shareholders. We paid Liberator Services Corporation an aggregate amount of $1,035,000 and $885,500 during the nine-month period ended September 30, 2007 and the six-month period ended March 30, 2008, respectively, as reimbursement for expenses incurred by Liberator Services Corporation for employment services provided to us during such periods.
     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions between us and our officers, directors and principal shareholders and their affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by our audit committee or another independent committee of our board of directors when such committee is formed.

DESCRIPTION OF SECURITIES TO BE REGISTERED
     The following description of our securities is a summary and is subject in all respects to our articles of incorporation our bylaws and Nevada law.
Common Stock
     We are authorized to issue up to 200,000,000 shares of common stock, par value $0.001 per share, of which 32,050,366 shares are currently issued and outstanding, 1,000,000 shares are reserved for issuance pursuant to our stock option and purchase plans and 17,480,768 shares are reserved for issuance pursuant to securities exercisable, exchangeable for, or convertible into, shares of common stock. Each outstanding share of common stock entitles the holder thereof to one vote per share on matters submitted to a vote of shareholders. There is no cumulative voting for the election of our Board of Directors. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefore. Upon our liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share ratably in our assets of which are legally available for distribution, after payment of all debts and other liabilities.
Convertible Notes and Warrants
     On May 22, 2008, we closed a private placement consisting of a convertible note and a warrant to purchase an aggregate of 8,750,000 shares of our common stock for gross proceeds of $3.5 million. The note is convertible into shares of our common stock at an initial conversion price of $0.80 per share, subject to adjustment, and matures on May 22, 2010. The note is a senior unsecured obligation of ours and accrues interest at the rate of 3% per annum, paid semi-annually on each November 15 and May 15. The note is unconditionally guaranteed by Liberator Medical Supply. The conversion price of the note will be reduced if, among other things, we issue shares of common stock or securities exercisable, exchangeable or convertible for or into shares of common stock (“common stock equivalents”) at a price per share less than both the conversion price then in effect and $0.75, subject to certain exclusions.
     The warrants have a term of 5 years and are exercisable for up to 4,375,000 share of our common stock at an exercise price $1.00 per share, subject to adjustment. The exercise price of the warrants will be reduced if, among other things, we issue shares of our common stock or common stock equivalents at a price per share less than both the exercise price then in effect and the closing sale price of our common stock for any of the 10 consecutive trading days immediately preceding such issuance, subject to certain exclusions.
Placement Agent Warrant
     In addition, we issued a warrant to the placement agent exercisable for up to 350,000 shares of our common stock on terms substantially similar to the warrants issued in connection with the notes described above.
Registration Rights
     Pursuant to the terms of the registration rights agreement entered into between us and the selling securityholder in the private placement, we agreed to file a registration statement with the SEC covering the shares issuable upon conversion of the note and upon exercise of the warrant issued in the private placement and to use commercially reasonable efforts to cause the registration statement to be declared effective within 60 days (or 90 days upon receipt of comments from the SEC after the filing of such registration statement) after the filing deadline, subject to the Company’s right to delay such obligations under certain circumstances. In the event we fail to meet our obligations, we will be subject to customary penalties. This prospectus forms a part of the registration statement for 9,100,000 shares of our common stock underlying the convertible note and warrants issued to the selling securityholders in connection with the private placement.

Limitations on Directors’ Liability
     As permitted by the provisions of the Nevada Revised Statutes, we have the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of our company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.
     We must indemnify a director, officer, employee or agent who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent, against expenses actually and reasonably incurred by them in connection with the defense.
     We may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by us.
     The Nevada Revised Statute also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was:
•	a director, officer, employee or agent of the corporation; or

•	is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
     Such coverage may be for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the corporation has the authority to indemnify them against such liability and expenses.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable
Anti-Takeover Provisions
     Our bylaws contain provisions which could make it more difficult for a third party to acquire us without the consent of our board of directors. Our bylaws impose restrictions on the persons who may call special shareholder meetings. Furthermore, the Nevada Revised Statutes contain an affiliated transaction provision that prohibits a publicly-held Nevada corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested stockholder” unless, among others, (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder or (ii) the transaction is approved by the holders of a majority of the corporation’s voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation’s outstanding voting shares. This provision may have the effect of delaying or preventing a change of control of our company even if this change of control would benefit our shareholders.

Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Standard Registrar and Transfer. Its address 12528 South 1840 East, Draper, UT 84020 and its telephone number is 801-571-8844.
Listing
     Our common stock is listed on the Pink Sheets under the symbol “LBMH.”

SHARES ELIGIBLE FOR FUTURE SALE
     We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.
     As of July 15, 2008, 32,050,366 shares of our common stock were outstanding. All of these shares are freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except for any shares held by our affiliates, as that term in is defined in Rule 144 under the Securities Act.
     Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below. As of July 15, 2008, all of the outstanding 15,842,858 shares of common stock that are held by our officers and directors (excluding shares issuable upon exercise of outstanding options held by our officers and directors) are eligible for sale under Rule 144.
Rule 144
     The SEC recently adopted amendments to Rule 144, which became effective on February 15, 2008 and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.
     Persons who have beneficially owned restricted common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•	1.0% of the number of ordinary shares then outstanding, which will equal 411,504 shares immediately after this offering; or

•	the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales under Rule 144 are also limited by manner of sale provisions, notice requirements and the availability of current public information about us.

SELLING SECURITYHOLDER
     This prospectus relates to the possible resale or other disposition by the selling securityholders of 9,100,000 shares of our common stock. The shares of our common stock underlying securities held by the selling securityholders are being registered for resale by the selling securityholders from time to time. See “Plan of Distribution.” The securities held by the selling securityholders were acquired by the selling securityholders, as discussed below.
     Pursuant to a securities purchase Agreement, dated as of May 22, 2008, by and among us, our wholly owned operating subsidiary, Liberator Medical Supply, Inc., and a selling securityholder, on May 22, 2008, we closed a private placement consisting of (i) a senior convertible note in the aggregate principal amount of $3,5000,000, which accrues interest at the rate of 3% per annum, payable semi-annually on each November 15 and May 15, and is convertible into shares of our common stock at an initial conversion price of $0.80 per share, subject to adjustment, and matures on May 22, 2010 and (ii) a warrant to purchase 4,375,000 shares of our common stock at an initial exercise price $1.00 per share, subject to adjustment, from the date of issuance until the fifth anniversary thereof. The notes are unconditionally guaranteed by Liberator Medical Supply. Pursuant to the terms of the registration rights agreement entered into between us and the selling securityholder in the private placement, we agreed to file a registration statement with the SEC covering the shares issuable upon conversion of the notes and upon exercise of the warrants issued in the private placement and to use commercially reasonable efforts to cause the registration statement to be declared effective within 60 days (or 90 days upon receipt of comments from the SEC after the filing of such registration statement) after the filing deadline, subject to the Company’s right to delay such obligations under certain circumstances. In the event we fail to meet our obligations, we will be subject to customary penalties. This prospectus forms a part of the registration statement for 8,750,000 shares of our common stock underlying the convertible note and warrant issued to the investor in the private placement.
     In connection with our private placement, we issued a warrant to the placement agent exercisable for up to 350,000 shares of our common stock on terms substantially similar to the warrants issued in the private placement. We have agreed to register for resale the shares of our common stock underlying such warrants. This prospectus forms a part of the registration statement for the 350,000 shares of our common stock underlying such warrant.
     Except as described above, no material relationship exists between any of the selling securityholders and us nor has any such material relationships existed within the past three years.
     The following table lists the selling securityholders and presents certain information regarding their beneficial ownership of our common stock as well as the number of shares of our common stock it may sell from time to time pursuant to this prospectus. This table is prepared based on information supplied to us by the selling securityholders, and reflects holdings as of July 15, 2008. As of July 15, 2008, 32,050,366 shares of our common stock were issued and outstanding. As used in this prospectus, the term “selling securityholder” includes the entity listed below and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from the selling securityholder as a gift, pledge or other transfer.

	Number of Shares		Common Stock Beneficially
	of Common Stock		Owned After this Offering
	Beneficially	Shares	Number of	Percent
	Owned Prior to	Being	Shares	of Shares
Selling Securityholder	the Offering	Offered	Outstanding	Outstanding
Milennium Partners, L.P. (1)*+	8,750,000 (2)	8,750,000 (2)	0	0
Landenburg Thalmann & Co. Inc (3)+	350,000 (4)	350,000 (4)	0	0

*	Except as indicated by a (*), no selling securityholder is an officer, director, affiliate or 5% shareholder of ours.

+	Except as indicated by a (+), no selling securityholder is a broker-dealer or an affiliate of a broker-dealer. Millenium Partners, L.P. is an affiliate of a broker dealer. Ladenburg Thalmann & Co. Inc., a broker-dealer and an NYSE and FINRA member firm.

(1)	Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the managing partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership (“Millennium Partners”), and consequently may be deemed to have voting control and investment discretion over securities owned Millennium Partners. Israel A. Englander is the managing member of Millennium Management and as a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management. The foregoing should not be construed in and of itself as an admission by Millennium Management or Mr. Englander as to beneficial ownership of the shares owned by Millennium Partners.

(2)	Includes an aggregate of (i) 4,375,000 shares of our common stock issuable upon conversion of an outstanding senior convertible note in the original principal amount of $3,500,000, at an initial conversion price of $0.80 per share, subject to adjustment, which matures on May 22, 2010, and (ii) 4,375,000 shares of our common stock issuable upon exercise of a warrant at an initial exercise price of $1.00 per share, subject to adjustment, which has a term of five years; provided, however, that the number of shares of our common stock into which such senior convertible note and warrant is limited pursuant to the terms of the senior convertible note and the warrant to that number of shares of our common stock which would result in Millennium Partners having aggregate beneficial ownership of not more than 9.99% of our total issued and outstanding common stock. Thus, as of July 15, 2008, Millennium Partners may be deemed to beneficially own approximately 3,557,194 shares of our common stock, which represents approximately 9.99% of the outstanding shares of the issued and outstanding shares of our common stock as of such date.

(3)	Ladenburg Thalmann & Co. Inc., a broker-dealer and an NYSE and FINRA member firm, is a wholly owned subsidiary of Ladenburg Thalmann Financial Services Inc. (“LTFS”), a publicly-traded company. Accordingly, LTFS may be deemed to have voting and dispositive power over the securities held by Ladenburg Thalmann & Co. Inc.

(4)	Include 350,000 shares of our common stock issuable upon exercise of a warrant at an initial exercise price of $1.00 per share, subject to adjustment, which has a term of five years

PLAN OF DISTRIBUTION
     The selling securityholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling securityholder may act as principal or through one or more underwriters, brokers, dealers or resellers and may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     The selling securityholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.
     Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
     The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.
     Upon our being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling securityholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.
     The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of shares of common stock will be paid by the selling securityholder and/or the purchasers. Each selling securityholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling securityholder’s business and, at the time of its purchase of such securities such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.
     We have advised each selling securityholder that it may not use shares registered under the registration statement of which this prospectus is a part to cover short sales of common stock made prior to the date on which the registration statement of which this prospectus is a part shall have been declared effective by the SEC. If a selling securityholder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling securityholders in connection with resales of their respective shares under this registration statement.
     We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
     The validity of the securities offered in this prospectus and other matters under Nevada law are being passed upon for us by Siegel, Lipman, Dunay, Shepard & Miskel, LLP.
EXPERTS
     The financial statements as of September 30, 2007 and for the nine months then ended, included in this prospectus, have been audited by Berenfeld, Spritzer, Shechter & Sheer, LLP, independent public accounting firm, as stated in its report appearing in this prospectus and elsewhere in the registration statement of which this prospectus forms a part, and have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing. The financial statements as of December 31, 2006 and December 31, 2005 and for the years then ended, included in this prospectus have been audited by Wieseneck, Andres & Company, P.A., independent registered public accounting firm, as stated in its report appearing in this prospectus and elsewhere in the registration statement of which this prospectus forms a part, and have been so included in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.
DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
          We have filed with the SEC a registration statement of Form S-1 relating to the securities being offered through this prospectus. As permitted by the rules and regulations of the SEC, the prospectus does not contain all the information described in the registration statement. For further information about us and our securities, you should read our registration statement, including the exhibits and schedules. In addition, we will be subject to the requirements of the Securities Exchange Act of 1934, as amended, following the offering and thus will file annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings and the registration statement are available to you over the Internet at the SEC’s web site at http://www.sec.gov/. You may also read and copy any document we file with the SEC at the SEC’s public reference room in at 100 F. Street, N.E., Room 1580, Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Statements contained in this prospectus as to the contents of any agreement or other document are not necessarily complete and, in each instance, you should review the agreement or document which has been filed as an exhibit to the registration statement.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
March 31, 2008
(Unaudited)

Assets

Current Assets
Cash	$104,227
Accounts receivable, net of allowance for doubtful accounts of $471,385	830,654
Prepaid and other expenses	584,576
Inventory, net of allowance for obsolete inventory of $50,000	302,791
Deferred advertising, current portion	225,036

Total Current Assets	2,047,284

Property and Equipment
Property and Equipment, net of accumulated depreciation of $593,010	771,492

Other Assets
Deferred advertising, net of current portion	179,748
Deposits	83,321

Total Other Assets	263,069

Total Assets	$3,081,845

Liabilities and Stockholders’ Deficiency

Current Liabilities
Accounts payable	$779,764
Accrued liabilities	210,007
Stockholder loan	1,664,649
Notes payable, current portion	301,342
Capital lease obligations, current portion	41,605
Deferred rent liability, current portion	47,074

Total Current Liabilities	3,044,441

Long-Term Liabilities
Long-Term Debt and Capital Lease Obligations, net of current portion	73,725
Deferred rent liability, net of current portion	236,028

Total Long-Term Liabilities	309,753

Total Liabilities	3,354,194

Stockholders’ Deficiency

Common stock, $.001 par value, 200,000,000 shares authorized, 32,050,366 shares issued and outstanding	32,050
Additional paid-in capital	10,105,295
Accumulated deficit	(10,409,694)

Total Stockholders’ Deficiency	(272,349)

Total Liabilities and Stockholders’ Deficiency	$3,081,845

See accompanying notes to condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three and six months ended March 31, 2008 and 2007
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Sales	$1,425,293	$657,877	$2,854,759	$1,366,123

Cost of Sales	513,577	292,523	1,035,202	669,327

Gross Profit	911,716	365,354	1,819,557	696,796

General and Administrative Expenses
Payroll, taxes and benefits	590,062	429,785	1,157,547	1,000,582
Advertising	77,195	38,277	144,861	77,874
Insurance	16,416	10,304	25,564	18,830
Interest	62,131	104,985	113,389	222,353
Rent	97,835	90,608	195,599	174,338
Professional fees	226,667	40,333	404,853	107,229
Bad debts	151,019	53,670	305,935	132,300
Depreciation	45,900	49,022	91,800	96,195
Administrative	289,489	104,256	604,181	213,446

Total General and Administrative Expenses	1,556,714	921,240	3,043,729	2,043,147

Loss before Income Taxes	(644,998)	(555,886)	(1,224,172)	(1,346,351)

Provision for Income Taxes	—	—	—	—

Net Loss	$(644,998)	$(555,886)	$(1,224,172)	$(1,346,351)

Basic and diluted loss per common share	$(0.02)	$(0.02)	$(0.04)	$(0.05)

Weighted average basic and diluted common shares outstanding	31,864,212	25,447,956	31,583,528	25,447,956
See accompanying notes to condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Changes in Stockholders’ Deficiency
For the six months ended March 31, 2008
(Unaudited)

	Par $.001				Total
	Common	Common	Paid in	Accumulated	Stockholders’
	Shares	Stock	Capital	Deficit	Equity
Balance at September 30, 2007	30,464,014	$30,464	$9,092,858	$(9,185,522)	$(62,200)
Shares issued for cash	1,286,352	1,286	684,914	—	686,200
Options issued to employees			4,875		4,875
Warrants issued with convertible debt			58,696		58,696
Warrants issued for services	—	—	24,252	—	24,252
Shares issued for services	300,000	300	239,700	—	240,000
Net loss	—	—	—	(1,224,172)	(1,224,172)

Balance at March 31, 2008	32,050,366	$32,050	$10,105,295	$(10,409,694)	$(272,349)

See accompanying notes to condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the six months ended March 31, 2008 and 2007
(Unaudited)

	2008	2007
Cash flow from operating activities:
Net Loss	$(1,224,172)	$(1,346,351)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	91,800	96,195
Equity based compensation	269,252	44,800
Bad debt expense	305,935	132,300
Amortization of interest on warrant valuation	4,359	—
Loss on abandonment of leasehold improvements	—	12,777
Changes in operating assets and liabilties:
Accounts receivable	(652,727)	164,238
Prepaid expenses	218,169	17,679
Deposits	(2,335)	(3,167)
Inventory	(3,938)	72,981
Accounts payable	380,156	(103,985)
Accrued expenses	6,384	76,449
Deferred rent	(20,991)	(11,455)
Deferred advertising	(92,170)	28,859

Net Cash Flows Used in Operating Activities	(720,278)	(818,680)

Cash flows from investing activities:
Purchase of property and equipment	(135,294)	(18,914)

Net Cash Flows Used in Investing Activities	(135,294)	(18,914)

Cash flows from financing activities:
Proceeds from sale of stock	686,075	132,600
Proceeds from notes payable	175,295	704,350
Payments of long-term debt and capital lease obligations	(78,391)	(9,537)

Net Cash Flows Provided by Financing Activities	782,979	827,413

Net decrease in cash	(72,593)	(10,181)

Cash at beginning of period	176,820	80,955

Cash at end of period	$104,227	$70,774

Supplemental disclosure of cash flow information:
Cash paid for interest	$109,030	$228,704

See accompanying notes to condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Notes To The Condensed Consolidated Financial Statements
March 31, 2008
Note 1 — Condensed Consolidated Financial Statements
In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements prepared in accordance with instructions for Form 10-QSB, include all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the results for the periods presented. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the Company’s Annual Report for the nine months ended September 30, 2007. The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the results to be expected for the full year. The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, Liberator Medical Supply, Inc., and Liberator Services Corporation, which is owned by Company management and a third party. Intercompany balances and transactions have been eliminated in consolidation.
Note 2 — Summary of Significant Accounting Policies
Inventories
Inventories are comprised of finished goods and are stated at the lower cost or market determined by the first-in, first-out (FIFO) method.
Income Taxes
The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109” (“FIN 48”), in 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.
The Company concluded that there are no significant uncertain tax positions requiring recognition in its consolidated financial statements. The evaluation was performed for the tax years ended September 30, 2004, 2005, 2006 and 2007 the tax years which remain subject to examination by major tax jurisdictions as of March 31, 2008.
The Company may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to its consolidated financial results. In the event the Company had received an assessment for interest and/or penalties, it has been classified in the consolidated financial statements as general and administrative expense.
Note 3 — Recent Accounting Pronouncements
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is evaluating the impact that the adoption of SFAS No. 159 will have on its future results of operations and financial position.

Liberator Medical Holdings, Inc. and Subsidiaries
Notes To The Condensed Consolidated Financial Statements
March 31, 2008
In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measures.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact that the adoption of SFAS No. 157 will have on its future consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141 (revised 2007) “Business Combinations” (“FASB No. 141(R)”). FASB No. 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations. FASB No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquirer achieves control and requires the acquirer to recognize the assets acquired, liabilities assumed and any non-controlling interest at their fair values as of the acquisition date. FASB No. 141(R) also requires that acquisition-related costs be recognized separately from the acquisition. FASB No. 141(R) is effective for the Company for fiscal 2010. The Company is currently assessing the impact of FASB No. 141(R) on its consolidated financial position and results of operations.
In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“FASB No. 160”) .” The objective of FASB No. 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This Statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations. FASB No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of FASB No. 141 (R). This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this Statement is the same as that of the related Statement 141(R). FASB No. 160 will be effective for the Company’s fiscal 2010. This Statement shall be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented. Recently adopted accounting pronouncements — In December 2007, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 110. This guidance allows companies, in certain circumstances, to utilize a simplified method in determining the expected term of stock option grants when calculating the compensation expense to be recorded under Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment . The simplified method can be used after December 31, 2007 only if a company’s stock option exercise experience does not provide a reasonable basis upon which to estimate the expected option term. Through 2007, we utilized the simplified method to determine the expected option term, based upon the vesting and original contractual terms of the option. On January 1, 2008, we continued calculating the expected option term based on the simplified method because we do not have sufficient historical option exercise data.
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 amends and expands the disclosure requirement for FASB Statement No. 133, “Derivative Instruments and Hedging Activities” (“SFAS No. 133”). It requires enhanced disclosure about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for the Company as of January 1, 2009.

Liberator Medical Holdings, Inc. and Subsidiaries
Notes To The Condensed Consolidated Financial Statements
March 31, 2008
Note 4 — Going Concern
The Company had no operations in the 10 years prior to the nine months ended September 30, 2007, and had acquired Liberator Medical Supply, Inc.(LMS) during that period. Although LMS had not achieved profitability in any of its years of operation, management believes that significant progress has been made in preparing LMS to achieve profitability and a high percentage of revenue growth. LMS’s infrastructure is in place to take it to a revenue stream that will allow the Company to be profitable and beyond. The current portion of long-term debt consists primarily of shareholder debt ($1,664,649) from the founder of LMS and majority shareholder of the Company, Mark Libratore. Mr. Libratore does not plan on calling the notes if that would cause LMS or the Company to not meet current liabilities or jeopardize LMS or the Company as a going concern. LMS has been successful in raising additional capital to fund its current losses. In addition to funding the losses, LMS has been able to increase revenues through increased advertising which should result in increasing revenues to the point of profitability for LMS and the Company. The Company intends to continue the efforts of raising additional capital in the same manner in which LMS has had previous success.
Note 5 — Warrants and Options
Warrants
The Company issued warrants to the stockholders of LMS who were entitled to receive warrants as a result of the merger. The Company issued warrants related to sales of common stock and issuance of convertible debt during FY 2008. A summary of warrants issued, exercised and expired is as follows:

Amount
Balance at September 30, 2007	3,084,342
Issued in FY 2008	864,667
Exercised in FY 2008	0
Expired in FY 2008	33,333

Balance at March 31, 2008	3,915,676

The fair value of the 363,000 warrants issued with the sale of convertible debt during the three months ended March 31, 2008 was estimated using the Black-Scholes model on the dates the warrants were issued. The assumptions used were expected dividend yield of -0-; expected price volatility of 27.97%; risk-free interest rate of a 5 year Treasury bill of 2.39-2.93%; and expected life of warrant of 5 years. Each warrant will be callable by the Company at a price of $.001 per warrant if the common stock underlying the warrants has been registered for resale and the Company’s common stock has traded at or above $2 per share for thirty days.
Options
LMS has been funded from operating revenues, from loans made by the Company’s founder, principal shareholder and President, Mark Libratore, in the amount of $3,254,002. Of that amount, Mr. Libratore converted $1,589,353 into paid-in capital of LMS, and so there remain outstanding to him loans in the principal amount of $1,664,649 plus accrued interest. The terms of such loans were approved by LMS’s board of directors, of which Mr. Libratore is the sole member. In connection with Mr. Libratore’s conversion of $1,589,353 of debt to equity and under the terms of the Private Placement and Merger Agreement, Mr. Libratore received and exercised 620,000 options in March 2007 and beginning on June 1, 2007, 356,455 options monthly until a total number of 4,541,009 options are received. The exercise price of the option is $.0001. As of March 31, 2008, a total of 4,184,550 options have been issued of which 620,000 have been exercised. As of May 1, 2008, the remaining 356,459 options have been issued. All previous agreements between the Company and Mr. Libratore relating to the conversion of debt to equity are rescinded. There can be no assurance that the terms of such loans, including the terms of conversion of loans into Common Stock and the options granted by Mr. Libratore on conversion, are those that could have been obtained in a transaction among unrelated parties. The Company has agreed to honor the agreement and issue options in the same amount and manner as LMS had agreed to.
On September 14, 2007 the Board of Directors adopted the Company’s 2007 Stock Plan with an aggregate of 800,000 shares of the Company’s unissued common stock. The Plan will be presented to the stockholders for approval at the Company’s next annual stockholders meeting. The 1,000,000 shares authorized under the 2007 Stock Plan are reserved for issuance to officers, directors, employees, prospective employees and consultants as incentive stock options, non-qualified stock options, restricted stock awards, other equity awards and performance based stock incentives. The option price, number of shares and grant date are determined at the discretion of the Company’s board of directors or the committee overseeing the 2007 Stock Plan.
On February 6, 2008, the Board of Directors of the Company approved a grant of 230,000 stock options to employees with an exercise price of $0.75 per share. This was the initial grant made by the board of directors of the 2007 Stock Plan.
On September 14, 2007 the Company adopted the provisions of FASB No. 123R which requires the Company to recognize expense related to the fair value of stock-based compensation awards. The Company elected the modified prospective transition method as permitted by FASB No. 123R, under which stock-based compensation for the three months ended March 31, 2008 is based on grant date fair value estimated in accordance with the provisions of FASB No. 123R and compensation expense for all stock-based compensation awards granted subsequent to January 1, 2006, as well as the unvested portion of previously granted awards that remained outstanding as of January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of FASB No. 123R. For the three Months ended March 31, 2008 and 2007, respectively, the Company recorded $4,875 and $-0- of stock-based compensation expense which has been classified as General and Administrative expenses, sub-classification of payroll, taxes and benefits.
Note 6 — Sale of Common Stock
On July 12, 2007, the Board of Directors of the Company authorized a private offering at a price of $.80 per share of 2,500,000 restricted shares of common stock, $.001 par value, of the Company and 1,250,000 warrants for the purchase of restricted shares of common stock, $.001 par value, of the Company. The subscriber will receive, in payment of the subscription price of the shares, the number of shares subscribed and one warrant for each two (2) shares subscribed. The warrants are exercisable from the date of their issuance for a period ended three (3) years thereafter at a price of $1.60 per share. As of March 31, 2008, the Company had sold 1,785,981 shares of common stock.
Note 7 — Private Offering of Convertible Debt
On February 1, 2008, the Board of Directors of the Company authorized a private offering of debt of up to $2,500,000 of debt, convertible into restricted shares of common stock of the Company and 2,500,000 warrants for the purchase of restricted shares of common stock of the Company. The subscribers will receive, in payment of the subscription price of the debt, a note with interest payable at the rate of 12% per year, payable in one year, convertible into restricted common stock of the Company at a conversion rate of $.50 per share from the date of issuance for a period of one year. The warrants are exercisable from the date of their issuance for a period ending five years thereafter at a price of $1.00 per share. The Company has received $804,000 of proceeds from the sale of this debt as of May 5, 2008, of which $25,000 was converted into 50,000 shares of restricted common stock. This debt was offered, and has been sold to accredited investors under the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506.

Liberator Medical Holdings, Inc. and Subsidiaries
Notes To The Condensed Consolidated Financial Statements
March 31, 2008
Note 8 — Diluted Loss per Common Share
The computation of diluted loss per share for the three and six month periods ended March 31, 2008 and 2007 does not include shares from potentially dilutive securities as the assumption of conversion or exercise of these would have an anti-dilutive effect on loss per share. In accordance with generally accepted accounting principles, diluted loss per share is calculated using the same number of potential common shares as used in the computation of loss per share before extraordinary items. There were eight million one-hundred thousand eighteen (8,100,018) potentially dilutive shares outstanding at March 31, 2008.
Note 9 — Income Taxes
In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1, or “FSP FIN 48-1,” which clarifies when a tax position is considered settled under FIN 48. The FSP explains that a tax position can be effectively settled on the completion of an examination by a taxing authority without legally being extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if (1) the tax position is not considered more likely than not to be sustained solely on the basis of its technical merits and (2) the statute of limitations remain open.
No provision for federal and state income taxes has been recorded because the Company has incurred net operating losses since inception. The Company’s tax net operating loss carry forward as of March 31, 2008 totals approximately $6,290,000. These carry forwards, which will be available to offset future taxable income, expire beginning in December 31, 2024. The Company does not believe that the realization of the related net deferred tax asset meets the criteria required by generally accepted accounting principles and, accordingly, the deferred income tax asset arising from such loss carry forward has been fully reserved. The increase in the valuation allowance was approximately $417,000 for the six months ended March 31, 2008.
Deferred income taxes are provided for temporary differences between the financial reporting and income tax basis of the Company’s assets and liabilities. Temporary differences, net operating loss carry forwards and valuation allowances comprising the net deferred taxes on the balance sheets is as follows:

March 31, 2008
Loss carry forward for tax purposes	$6,290,000

Deferred tax asset (35%)	2,202,000
Valuation allowance	(2,202,000)

Net deferred tax asset	$0

Note 10 — Commitments
The Company leases property under operating leases that expire at various times through July 31, 2012. Future minimum rental commitments under non-cancelable operating leases with terms in excess of one year as of March 31, 2008 are as follows:

Amount
Year ending September 30:
2008	$166,219
2009	273,866
2010	251,680
2011	264,260
2012	229,300

$1,185,325

Rent expense for the three month periods ended March 31, 2008 and 2007 was $97,835 and $90,608, respectively.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Liberator Medical Holdings, Inc. and Subsidiaries
We have audited the consolidated balance sheet of Liberator Medical Holdings, Inc. and Subsidiaries (the Company), as of September 30, 2007, and the related consolidated statements of operations, changes in stockholders’ deficiency, and cash flows for the nine month period then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain a reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liberator Medical Holdings, Inc. and Subsidiaries as of September 30, 2007, and the results of its operations and its cash flows for the nine month period then ended in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.
As shown in the consolidated financial statements, the Company incurred a net loss of $1,968,242 and $2,295,240 for 2007 and 2006, respectively. At September 30, 2007, current liabilities exceed current assets by $682,136 and total liabilities exceed total assets by $62,199. These factors, and others discussed in Note 15, raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustment relating to the recoverability and classification of recorded assets, or the amount and classification of liabilities that might be necessary in the event the Company cannot continue in existence.
/s/ Berenfeld, Spritzer, Shechter & Sheer, LLP
Certified Public Accountants
Fort Lauderdale, Florida
January 18, 2008

Wieseneck, Andres & Company, P.A.
Certified Public Accountants
772 U.S. HIGHWAY 1, SUITE 100
NORTH PALM BEACH, FLORIDA 33408
(561) 626-0400
THOMAS B. ANDRES, C.P.A.*, C.V.A.
FAX (561) 626-3453
PAUL M. WIESENECK, C.P.A.
*Regulated by the State of Florida
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Audit Committee
Liberator Medical Supply, Inc.
Stuart, Florida
We have audited the accompanying balance sheets of Liberator Medical Supply, Inc. as of December 31, 2006 and 2005 and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Liberator Medical Supply, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the financial statements, the company’s current liabilities exceed current assets by $840,000 and has incurred a net operating loss since inception. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Wieseneck, Andres & Company, P.A.
North Palm Beach, Florida
April 27, 2007

Liberator Medical Holdings, Inc. and Subsidiaries
Consolidated Balance Sheet
September 30, 2007

2007

Assets

Current Assets
Cash	$176,820
Accounts receivable, net of allowance for doubtful accounts of $304,009	483,863
Prepaid expenses	802,045
Inventory, net of allowance for obsolete inventory of $50,000	298,854
Deferred advertising, current portion	173,723
Other	700

Total Current Assets	1,936,005

Property and Equipment
Property and Equipment, net of accumulated depreciation of $501,210	727,998

Other Assets
Deferred advertising, net of current portion	138,891
Deposits	80,986

Total Other Assets	219,877

Total Assets	$2,883,880

Liabilities and Stockholders’ Deficiency

Current Liabilities
Accounts payable	$399,609
Accrued liabilities	203,623
Stockholder loan	1,676,435
Notes payable, current portion	265,777
Capital lease obligations, current portion	30,715
Deferred rent liability, current portion	41,982

Total Current Liabilities	2,618,141

Long-Term Liabilities
Long-term debt and capital lease obligations, net of current portion	65,827
Deferred rent liability, net of current portion	262,111

Total Long-Term Liabilities	327,938

Total Liabilities	2,946,079

Stockholders’ Deficiency
Common stock, $.001 par value, 200,000,000 shares authorized, 30,464,014 shares issued and outstanding	30,464
Additional paid-in capital	9,092,858
Accumulated deficit	(9,185,521)

Total Stockholders’ Deficiency	(62,199)

Total Liabilities and Stockholders’ Deficiency	$2,883,880

See accompanying notes to consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
For the nine months ended September 30, 2007 and the year ended December 31, 2006

	2007	2006

Sales	$2,250,368	$2,841,529

Cost of Sales	951,298	1,363,327

Gross Profit	1,299,070	1,478,202

General and Administrative Expenses
Payroll, payroll taxes and benefits	1,364,523	1,740,063
Advertising	133,690	161,177
Insurance	32,103	47,821
Interest	217,108	241,142
Rent	291,867	402,354
Professional fees	422,847	192,491
Bad debts	347,938	363,861
Administrative	557,391	617,857
Taxes	4,190	6,676

Total General and Administrative Expenses	3,371,657	3,773,442

Loss from Operations	(2,072,587)	(2,295,240)

Other Income/Expense
Forgiveness of Debt	107,776	—
Loss on Sale of Assets	(3,490)	—
Interest Income	59	—

Total Other Income	104,345	—

Loss before Income Taxes	(1,968,242)	(2,295,240)

Provision for Income Taxes	—	—

Net Loss	$(1,968,242)	$(2,295,240)

Weighted average basic and diluted common shares outstanding	27,265,116	25,447,956

Basic and diluted loss per common share	$(0.07)	$(0.09)

See accompanying notes to consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Deficiency
For the nine months ended September 30, 2007 and the year ended December 31, 2006

	Par $.001				Total
	Common	Common	Paid in	Accumulated	Stockholders’
	Shares	Stock	Capital	Deficit	Equity

Balance at January 1, 2006	20,986,419	$20,986	$4,314,925	$(4,685,762)	$(281,647)
Sale of common stock, net of $7,400 cost of sale	379,999	380	381,553	—	381,933
Warrants exercised	257,666	258	249,075	—	249,333
Stock issued for services	100,000	100	44,700	—	44,800
Net loss	—	—	—	(2,295,240)	(2,295,240)

Balance at December 31, 2006	21,724,084	$21,724	$4,990,253	$(6,981,002)	$(1,969,025)
Sale of common stock, prior to merger	1,234,375	1,234	450,266	—	451,500
Common stock issued on conversion of debt	2,489,497	2,490	1,884,866	—	1,887,356
Stockholder Equity of Cardiff Communications, Inc. at merger	2,963,179	2,963	154,122	(245,554)	(88,469)
Prior years retained earnings — Liberator Services Corporation	—	—	—	9,277	9,277
Debt conversion at offering	75,000	75	43,425	—	43,500
Shares issued for cash	720,629	721	565,383	—	566,104
Shares issued for services	1,257,250	1,257	1,004,543	—	1,005,800
Net loss	—	—	—	(1,968,242)	(1,968,242)

Balance at September 30, 2007	30,464,014	$30,464	$9,092,858	$(9,185,521)	$(62,199)

See accompanying notes to consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the nine months ended September 30, 2007 and the year ended December 31, 2006

	2007	2006
Cash flow from operating activities
Cash received from customers	$2,129,751	$2,950,175
Cash paid to employees and suppliers of goods and services	(3,066,456)	(4,372,376)
Interest Income	60	25
Interest paid	(193,578)	(203,602)

Net Cash Flows Used in Operating Activities	(1,130,223)	(1,625,778)

Cash flows from investing activities
Purchase of property and equipment	(17,536)	(405,605)

Net Cash Flows Used in Investing Activities	(17,536)	(405,605)

Cash flows from financing activities
Proceeds from sale of stock	640,504	434,133
Proceeds from warrants exercised	—	249,333
Broker Commissions	(180,450)	(7,400)
Proceeds from long-term debt	877,655	1,372,755
Payments of long-term debt and capital lease obligations	(137,439)	(112,401)

Net Cash Flows Provided by Financing Activities	1,200,270	1,936,420

Net increase (decrease) in cash	52,511	(94,963)

Cash at beginning of period	124,309	219,272

Cash at end of period	$176,820	$124,309

See accompanying notes to consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the nine months ended September 30, 2007 and the year ended December 31, 2006

	2007	2006
Net Loss	$(1,968,242)	$(2,295,240)
Add items not requiring outlay of cash:
Depreciation and amortization	137,650	120,367
Equity shares issued for services rendered	263,755	44,800
Bad debt expense	347,938	385,001
Inventory Reserve	50,000	—
Loss on abandonment of leasehold improvements	—	12,777
Loss on sale of assets	3,490	—

Changes in operating assets and liabilities:
Decrease in net accounts receivable	213,088	124,265
(Increase) Decrease in prepaid expenses	(47,345)	19,434
(Increase) Decrease in deposits	(15,935)	21,324
Decrease (Increase) in inventory	8,813	(37)
(Decrease) Increase in accounts payable	(97,035)	214,314
Increase in accrued expenses	109,806	65,525
(Decrease) Increase in accrued interest	(34,535)	37,540
Increase in other current assets	(700)	—
Increase (Decrease) in deferred rent	9,797	(232,848)
Increase in deferred advertising	(110,768)	(143,000)

Net Cash Flows Used in Operating Activities	$(1,130,223)	$(1,625,778)

Non cash financing and investing transactions

The Company issued common shares and options to satisfy obligations	$1,005,800	$—

The Company has capitalized the lessor’s portion of the cost of the build-out of the new corporate headquarters in the amount of $253,700	$—	$253,700

Acquisition of equipment through capital lease obligations	$24,977	$94,435

Common shares issued upon conversion of debt	$1,887,356	$—

See accompanying notes to consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Notes To The Consolidated Financial Statements
September 30, 2007
Note 1 — Nature of the Business
Corporate History
Liberator Medical Holdings, Inc., (“We” or the “Company”) was organized in December 1906 in the State of Utah under the name Cardiff Mining & Milling Company. During the 1960’s the Company changed its name to Cardiff Industries, Inc. and sold its mining operations. During the next decade the Company focused its operations on the television and radio industry. Consequently in 1980, the Company’s name was changed to Cardiff Communications, Inc. The Company changed its domicile to the state of Nevada which was effective in 1999 and filed with the Secretary of State of Nevada in 2001. In June 2007 the Company’s name was changed to Liberator Medical Holdings, Inc. The Company has had no operations during the 10 years to June, 2007. On June 22, 2007, we completed the acquisition of Liberator Medical Supply, Inc., a Florida corporation, located in Stuart, Florida (“LMS”). The acquisition was consummated pursuant to an agreement entered into as of June 18, 2007, whereby we agreed to merge our newly-created, wholly-owned subsidiary, Cardiff Merger, Inc., a Florida corporation, with and into LMS, with LMS being the surviving entity as our wholly-owned subsidiary. Under the terms of the merger agreement, we issued 25,447,956 restricted shares of our common stock to the stockholders of LMS. We also agreed to issue to the then current holders of LMS options and warrants exercisable to purchase restricted shares of the Company’s common stock on terms and conditions equivalent to the existing terms and conditions of the respective LMS options and/or warrants. Also, we added LMS’s President and Chief Executive Officer, Mark A. Libratore, to our Board of Directors and appointed him our President and Chief Executive Officer. As a condition of the merger agreement, the Company’s former President, Rubin Rodriguez, returned 9,990,000 shares to the Company for cancellation and, at closing of the acquisition, the Company issued 2,713,680 shares in exchange for debt. These 2,713,680 shares were issued without restrictive legend, pursuant to Rule 144(K). Accordingly, upon completion of the acquisition the Company had 28,411,135 shares of common stock issued and outstanding.
Liberator Medical Supply, Inc. (“LMS”) was incorporated in the State of Florida in July 1999. LMS is a provider of direct-to-consumer durable medical supplies primarily to seniors. On December 7, 2004, LMS changed its tax status from a Subchapter S corporation, where its profits, losses and other tax items flow through to the stockholders, to a C corporation. About seventy-five percent of LMS’s revenue is derived from four product lines: Diabetes, Urological, Ostomy, and Mastectomy. LMS provides a simple and reliable way for patients to obtain their supplies. LMS’s employees communicate directly with patients and their physicians regarding patients’ prescriptions and supply requirements on a regular basis and LMS bills Medicare and third-party insurers on behalf of the patients. LMS markets its products directly to consumers primarily through targeted media, direct-response television advertising and direct-response print advertising to patients throughout the United States. LMS’s patient service representatives are specifically trained to communicate with patients, in particular seniors, helping them to follow their doctors’ orders and manage their chronic diseases. The LMS’s operating platforms enable it to efficiently collect and process required documents from physicians and patients and bill and collect amounts due from Medicare, other third party payers and directly from patients.
The acquisition of LMS and its wholly owned subsidiary, Liberator Services Corporation (“LSC”), was accounted for as a reverse acquisition. Although Liberator Medical Holdings, Inc., through its wholly-owned subsidiary, Cardiff Merger, Inc. was the company that made the acquisition, LMS and LSC were treated as the surviving company for accounting purposes. As a result, the accompanying financial statements reflect the consolidated results of operations and cash flows of LMS and LSC prior to June 22, 2007, and the financial position, results of operations, and cash flows of Liberator Medical Holdings, Inc., LMS and LSC, from and after June 22, 2007.
The acquisition of LMS resulted in a change of control of Liberator Medical Holdings, Inc. As a result of the reverse acquisition accounting treatment, LMS is deemed to be the acquiring company for accounting purposes. Effective on the acquisition date of June 22, 2007, the Company’s consolidated balance sheet included the assets and liabilities of LMS and LSC and its consolidated equity accounts were recapitalized to reflect the combined equity of Liberator Medical Holdings, LMS and LSC. Consolidated financial statements for the year ended December 31, 2006 are those of LMS and LSC only.

Liberator Medical Holdings, Inc. and Subsidiaries
Notes To The Consolidated Financial Statements
September 30, 2007
On August 20, 2007, the Company changed its fiscal year end from December 31 to September 30. The change in fiscal year results from the reverse acquisition of LMS and LSC.
Note 2 — Summary of Significant Accounting Policies
The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America. A summary of the more significant policies is set forth below:
Principles of Consolidation
The consolidated financial statements include the accounts of the Company, Liberator Medical Supply, Inc., and Liberator Services Corporation, its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.
Cash Equivalents
For purposes of reporting cash flows, cash equivalents include money market accounts and any highly liquid debt instruments purchased with a maturity of three months or less.
Accounts Receivable
The Company carries its trade accounts receivable at cost less an allowance for doubtful accounts. Management closely monitors outstanding accounts receivable and charges the allowance account for any balances that are determined to be uncollectible. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, when deemed necessary, based on its history of past write-offs and collections and current credit conditions.
The bad debts written off against the allowance for doubtful accounts and bad debt expense for the nine month period ended September 30, 2007 and year ended December 31 2006 was $343,929 and $786,040, respectively.
Inventories
Inventories are comprised of finished goods and are stated at the lower cost or market determined by the first-in, first-out (FIFO) method.
Deferred Advertising Costs
Advertising costs are amortized over its expected period of future benefits. In the first year, 53% of the initial cost is amortized over twelve months on a straight-line basis. In the second, third and fourth years, 25%, 14% and the final 8% of costs, respectively, are also amortized over twelve months on a straight-line basis. $312,614 of advertising costs were recorded as deferred advertising at September 30, 2007. In the nine months ended September 30 2007 and year ended December 31 2006, $113,311 and $143,000 respectively, of the deferred advertising costs were amortized and charged to expense.

Liberator Medical Holdings, Inc. and Subsidiaries
Notes To The Consolidated Financial Statements
September 30, 2007
Property and Equipment
Property and equipment are recorded at cost, less accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful life of the respective assets, which range from 3 to 10 years. Leasehold improvements are amortized using the straight-line method over the shorter of the related lease term or useful life. Maintenance, repairs, and minor improvements are charged to expense as incurred; major renewals and betterments that extend the useful life of the associated asset are capitalized. When items of property and equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in results of operations for the period.
Revenue Recognition
The Company recognizes income from the sale of its medical products under two policies. First, the sale of medical supplies or equipment from its retail store is recognized when the sale takes place (Point of Sale). Generally, no Medicare or third party (private insurance) assignment is accepted by the Company on these sales.
Second, revenue is recognized under an assignment, which is the amount Medicare or a private provider will allow the Company for a particular medical supply or service. The Company will not record a sale of an “assignment” amount until all of the proper documentation such as prescriptions, Certificate of Medical Need, etc., are received from the patient or attended physician. When all documentation is received, the “assignment” amount is charged to sales and an accounts receivable account due from the provider. “Assignment” sales are usually recorded within five days of the order.
Shipping and Handling Costs
Shipping and handling costs are not charged to the patients in compliance with Medicare policy. Shipping and handling costs for the nine month period ended September 30, 2007 and year ended December 31 2006 amounted to $87,243 and $114,465, respectively. These amounts are included in cost of sales on the accompanying consolidated statements of operations.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance on deferred tax assets is established when management considers it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company files consolidated federal and state income tax returns.
Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes” and FSP FIN 48-1, which amended certain provisions of FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company determine whether the benefits of the Company’s tax positions are more likely than not of being sustained upon audit based on the technical

Liberator Medical Holdings, Inc. and Subsidiaries
Notes To The Consolidated Financial Statements
September 30, 2007
merits of the tax position. The provisions of FIN 48 also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. In connection with our adoption of FIN No. 48, we analyzed the filing positions in all of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. There was no impact on our condensed consolidated financial statements upon adoption of FIN No. 48 on January 1, 2007. The Company did not have any unrecognized tax benefits and there was no effect on the financial condition or results of operations for the nine months ended September 30, 2007 as a result of implementing FIN 48, or FSP FIN 48-1. In accordance with FIN 48, the Company adopted the policy of recognizing penalties in selling, general and administrative expenses and interest, if any, related to unrecognized tax positions as income tax expense.
Use of Estimates
Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.
Reclassifications
Certain reclassifications of amounts previously reported have been made to the accompanying consolidated financial statements in order to maintain consistency and comparability between the periods presented.
Leases
In accordance with SFAS No. 13, the Company performs a review of newly acquired leases to determine whether a lease should be treated as a capital or operating lease. Capital lease assets are capitalized and depreciated over the term of the initial lease. A liability equal to the present value of the aggregated lease payments is recorded utilizing the stated lease interest rate. If an interest rate is not stated, the Company will determine an estimated cost of capital and utilize that rate to calculate the present value. If the lease has an increasing rate over time and/or is an operating lease, all leasehold incentives, rent holidays, or other incentives will be considered in determining if a deferred rent liability is required. Leasehold incentives are capitalized and depreciated over the initial term of the lease.
Recent Accounting Pronouncements
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Company on January 1, 2008. The Company is currently evaluating the impact that the adoption of SFAS No. 159 will have on its future consolidated financial statements.
In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measures.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact that the adoption of SFAS No. 157 will have on its future consolidated financial statements.
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial

Liberator Medical Holdings, Inc. and Subsidiaries
Notes To The Consolidated Financial Statements
September 30, 2007
Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for fiscal years ending after November 15, 2006, allowing a one-time transitional cumulative effect adjustment to beginning retained earnings as of January 2006 for errors that were not previously deemed material, but are material under the guidance in SAB 108. The Company adopted SAB 108 in the fourth quarter of 2006 with no material impact to its consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141 (revised 2007) “Business Combinations” (“FASB No. 141(R)”). FASB No. 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations. FASB No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquirer achieves control and requires the acquirer to recognize the assets acquired, liabilities assumed and any non-controlling interest at their fair values as of the acquisition date. FASB No. 141(R) also requires that acquisition-related costs be recognized separately from the acquisition. FASB No. 141(R) is effective for the Company for fiscal 2010. The Company is currently assessing the impact of FASB No. 141(R) on its consolidated financial position and results of operations.
In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“FASB No. 160”).” The objective of FASB No. 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This Statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations. FASB No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of FASB No. 141 (R). This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this Statement is the same as that of the related Statement 141(R). This Statement shall be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented.

Liberator Medical Holdings, Inc. and Subsidiaries
Notes To The Consolidated Financial Statements
September 30, 2007
NOTE 3 — Property and Equipment
A summary of premises and equipment at September 30, 2007 is as follows:

	Estimated Life

Leased equipment	5 years	$412,215
Transportation equipment	3 years	94,510
Office furniture	5 years	61,560
Computer equipment	3 years	26,045
Telephone equipment	5 years	30,147
Rental equipment	7 years	18,329
Web Site	3 years	5,500
Server Software	3 years	30,807
Training guides	3 years	3,125
Leasehold improvements	5 years	533,984
Signage	3 years	12,986

Total property and equipment		1,229,208
Less accumulated depreciation and amortization		501,210

		$727,998

The amounts charged to operations for depreciation and amortization for the nine month period ended September 30, 2007 and year ended December 31, 2006 is $137,650 and $120,367, respectively.
NOTE 4 — Deposits
Deposits at September 30, 2007 consist of the following:

2007

Deposits on leased equipment	$9,904
Building rent deposits	50,859
Utility deposits	5,723
Deposit on software development	4,500
Deposit on construction contract	10,000

Total deposits	$80,986

NOTE 5 — Short-term Notes Payable
A 30% note payable with interest payable six months from the loan closing date. Interest on the loan shall be paid in the Company’s common stock. The total number of common shares that can be issued to pay interest is 43,000. The note matures six months from the loan closing date or approximately June 5, 2007. The note was verbally extended on June 5, 2007 at an interest rate of 8%. A payment of $50,000 plus accrued interest of $5,019 was made on August 30, 2007. Accrued interest of $1,359 is included in the principal balance outstanding at September 30, 2007.

Liberator Medical Holdings, Inc. and Subsidiaries
Notes To The Consolidated Financial Statements
September 30, 2007
A 7% note payable with interest payable six months from the loan closing date. The note matured on August 20, 2007 and verbally extended for two months. The note also provided that upon payment in full, 25,000 warrants would be granted. The warrants have an exercise price of $1.50 per share and be exercisable for a period of three years. Accrued interest of $2,129 is included in the principal balance outstanding at September 30, 2007. Notes payable to three stockholders of the Company bearing interest at 8%. The loans are non-collateralized and due on demand. Accrued and unpaid interest included in the balance at September 30, 2007 is $289. An additional $45,055 was borrowed during 2007 and $75,840 including accrued interest of $5,035 was paid during 2007. An additional amount of $4,503 including accrued interest of $253 was converted into common stock at $.80 per share. Accrued interest of $289 is included in the principal balance outstanding at September 30, 2007.

2007

Note payable due June 5, 2007, bearing interest at 8%	$201,359
Note payable due October 20, 2007, bearing interest at 7%	52,129
Note payable due on demand, bearing interest at 8%	12,289

Total short-term notes payable	$265,777

NOTE 6 — Long-term Debt
Long-term debt at September 30, 2007 consisted of the following:
Capital Leases Payable
Four capitalized leases with interest ranging from 24.8% to 28.4%. The combined monthly payments of principal and interest are $4,393. The amount of equipment and furniture capitalized with the leases was $10,495, $45,580, $38,360 and $24,977. One Installment lease matures in February 2009, two installment leases mature in August 2010 and the third lease matures July 2011.
Stockholder Notes Payable
The stockholder notes payable at September 30, 2007 consisted of various 8% and 11% notes payable to the principal stockholder of the Company, who has committed not to call any of his notes payable in the near future. The notes payable are non-collateralized and due on demand. Included in the balance at September 30, 2007 is accrued interest of $11,786.

2007

Capital leases payable	$96,542
Stockholder notes payable	1,676,435

Total long-term debt	1,772,977
Less current portion	1,707,150

Net long-term debt	$65,827

Liberator Medical Holdings, Inc. and Subsidiaries
Notes To The Consolidated Financial Statements
September 30, 2007
The following is a schedule of the payout of the long-term debt for the following five years:

Amount

Year ending September 30:
2008	$1,729,175
2009	40,489
2010	31,299
2011	10,655

$1,811,618

Less: Interest on capitalized lease obligations	38,641

$1,772,977

NOTE 7 — Stock Grant
The Company issued 100,000 shares of its common stock as a signing bonus to a new employee in December 2006. The Company recorded the stock grant at a value of $44,800 during the year ended December 31 2006, which was the fair value of the signing bonus at the date of the grant.
NOTE 8 — Stockholder Transactions
Warrants
The Company issued warrants to the stockholders of LMS in conjunction with the merger discussed in Note 1. A summary of warrants issued, exercised and expired is as follows:

Amount

Balance at December 31, 2006	33,333
Issued in 2007	3,084,342
Exercised	—
Expired	(33,333)

Balance at September 30, 2007	3,084,342

Each warrant will be callable by the Company at a price of $.001 per warrant if the common stock underlying the warrants has been registered for resale and the Company’s common stock has traded at or above $2 per share for thirty days.
Options
LMS has been funded from operating revenues, from loans made by the Company’s founder, principal shareholder and President, Mark Libratore, in the amount of $3,254,002. Of that amount, Mr. Libratore converted $1,589,353 into paid-in capital of LMS, and so there remain outstanding to him loans in the principal amount of $1,664,649 plus accrued interest. The terms of such loans were approved by LMS’s board of directors, of which Mr. Libratore is the sole member. In connection with Mr. Libratore’s conversion of $1,589,353 of debt to equity and under the terms of the Private Placement and Merger Agreement. Mr. Libratore received and exercised 620,000 options in March 2007 and beginning on June 1, 2007, 356,455 options monthly until a total number of 4,541,009 options are received. The exercise price of the option is $.0001. All previous agreements between the Company and Mr. Libratore relating to the conversion of debt to

Liberator Medical Holdings, Inc. and Subsidiaries
Notes To The Consolidated Financial Statements
September 30, 2007
equity are rescinded. There can be no assurance that the terms of such loans, including the terms of conversion of loans into Common Stock and the options granted by Mr. Libratore on conversion, are those that could have been obtained in a transaction among unrelated parties. The Company has agreed to honor the agreement and issue options in the same amount and manner as LMS had agreed to.
Sale of Common Stock
On July 12, 2007, the Board of Directors of the Company authorized a private offering at a price of $.80 per share of 2,500,000 restricted shares of common stock, $.001 par value, of the Company and 1,250,000 warrants for the purchase of restricted shares of common stock, $.001 par value, of the Company. The subscriber will receive, in payment of the subscription price of the shares, the number of shares subscribed and one warrant for each two (2) shares subscribed. The warrants are exercisable from the date of their issuance for a period ended three (3) years thereafter at a price of $1.60 per share.
Debt Conversion
At December 31, 2006, the Company borrowed a total of $1,137,363 from investors in the form of short-term bridge loans. Upon closing of the merger discussed in Note 1, all amounts outstanding were converted into Company common shares at a conversion price of $.80 per share.
NOTE 9 — Basic and Diluted Loss per Common Share
The computation of diluted loss per share for 2007 and 2006 does not include shares from potentially dilutive securities as the assumption of conversion or exercise of these would have an anti-dilutive effect on loss per share. In accordance with generally accepted accounting principles, diluted loss per share is calculated using the same number of potential common shares as used in the computation of loss per share before extraordinary items. There are seven million six hundred twenty-five thousand three hundred fifty-one (7,625,351) potentially dilutive shares outstanding at September 30, 2007.
NOTE 10 — Income Taxes
No provision for federal and state income taxes has been recorded because the Company has incurred net operating losses since inception. The Company’s tax net operating loss carry forward as of September 30, 2007 totals approximately $5,100,000. These carry forwards, which will be available to offset future taxable income, expire beginning in December 31, 2024. The Company does not believe that the realization of the related net deferred tax asset meets the criteria required by generally accepted accounting principles and, accordingly, the deferred income tax asset arising from such loss carry forward has been fully reserved.
Deferred income taxes are provided for temporary differences between the financial reporting and income tax basis of the Company’s assets and liabilities. Temporary differences, net operating loss carry forwards and valuation allowances comprising the net deferred taxes on the balance sheets is as follows:

September 30, 2007

Loss carry forward for tax purposes	$5,100,000

Deferred tax asset (35%)	$1,785,000
Valuation allowance	(1,785,000)

Net deferred tax asset	$0

Liberator Medical Holdings, Inc. and Subsidiaries
Notes To The Consolidated Financial Statements
September 30, 2007
NOTE 11 — Related Party Transactions
In 2007, three stockholders loaned LMS $45,055. LMS repaid stockholders who had lent funds to LMS in the current and prior year a total of $70,805.
NOTE 12 — Commitments
The Company leases property under operating leases that expire at various times through July 31, 2012. . Future minimal rental commitments under non-cancelable operating leases with terms in excess of one year as of September 30, 2007 are as follows:

Amount

Year ending September 30:
2008	$329,229
2009	273,866
2010	251,680
2011	264,260
2012	229,300

$1,348,335

Rent expense for the nine month period ended September 30, 2007 and year ended December 31, 2006 was $291,867 and $402,354, respectively.
NOTE 13 — 401 (K) Plan
The Company instituted a 401(K) Plan in early 2007. The Company at its sole discretion may contribute to each participant’s account a percentage of the participant’s effective deferral. The matching contribution, if any, will be determined at the end of the Plan year. There is no current intent to do so at this time. Employees with one year of service can elect to defer a minimum of 1% and the greater of a maximum of 90% of their annual wages or the maximum dollar amount allowed by law into the plan. The vesting schedule for the employees matching portion is based upon a graded vesting schedule.
NOTE 14 — Concentration of Credit Risk
From time to time, the Company has cash in financial institutions in excess of federally insured limits. However, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on its cash balances. Cash exceeding federally insured limits amounted to approximately $20,701 as of September 30, 2007.
NOTE 15 — Going Concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has had recurring operating losses, negative working capital, and negative cash flows from operations. Those factors, as well as uncertainty in securing additional funds for continued operations, create an uncertainty about the Company’s ability to continue as a going concern. In addition, the Company’s current portion of long-term debt consists of primarily shareholder debt which is held by the Company’s founder and majority shareholder. Additionally, the majority shareholder does not plan on calling the shareholder debt if that would cause the Company to not meet its current obligations or further jeopardize the Company’s status as a going concern. Management of the Company has developed a plan to increase revenues through increased advertising by using the Company’s current infrastructure in order to obtain a revenue stream that will allow the Company to be profitable. The ability of the Company to continue as a going concern is dependent on the Company’s majority shareholder not calling the notes due and the Company’s achievement of the plan. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

9,100,000
of Common Stock
Liberator Medical Holdings, Inc.

Prospectus

                    , 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
     The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by Liberator Medical Holdings, Inc. (the “Registrant” or the “Company”). All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC registration fee	$325
Legal fees and expenses	50,000
Printing fees and expenses	1,000
Accounting fees and expenses	1,000
Blue sky fees and expenses (including fees of counsel)	5,000
Miscellaneous fees and expenses	2,675

Total	$60,000

Item 14. Indemnification of Officers and Directors
     As permitted by the provisions of the Nevada Revised Statutes (the “Nevada Revised Statute”), we have the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of our company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.
     We must indemnify a director, officer, employee or agent who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent, against expenses actually and reasonably incurred by them in connection with the defense.
     We may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by us.
     The Nevada Revised Statute also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was:
•	a director, officer, employee or agent of the corporation; or

•	is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Such coverage may be for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the corporation has the authority to indemnify them against such liability and expenses.
Securities and Securities and Exchange Commission Position Regarding Indemnification Liabilities Arising Under the Securities Act
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.
Item 15. Recent Sales of Unregistered Securities.
     In September 2005, we issued 10,000,000 shares of common stock to Rubin Rodriguez, then our president, in exchange for $30,000 of debt pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).
     On June 21, 2007, we issued 43,000 restricted shares of common stock to a shareholder in connection with a loan made to Liberty Medical Supply, Inc. (“LMS”) pursuant to an exemption from registration provided by Section 4(2) of the Securities Act and in reliance upon Regulation D, Rule 506, promulgated under the Securities Act.
     On June 22, 2007, our board of directors authorized the issuance of 2,713,680 shares of common stock in exchange for $181,816 of our indebtedness to five persons pursuant to an exemption from registration provided by Section 4(2) of the Securities Act.
     In consideration of the acquisition (the “Acquisition”) of Liberty Medical Supply, Inc. (“LMS”) on June 22, 2007, we issued an aggregate of 25,447,956 restricted shares of our common stock to holders of common stock and convertible debt of LMS. Concurrently with the completion of the Acquisition, we issued (i) 1,312,500 restricted shares of our common stock to a broker-dealer and an investment banking firm for services to LMS, and (ii) 1,358,180 restricted shares of our common stock to Global Marketing Associates, Inc., and others, in exchange for debt prior to the Acquisition. All of the foregoing securities were issued pursuant to the exemptions from registration provided by Section 4(2) of the Securities Act and in reliance upon Regulation D, Rule 506, promulgated under the Securities Act.
     On July 12, 2007, our board of directors authorized a private placement at a price of $0.80 per unit consisting of, in the aggregate, 2,500,000 restricted shares of our common stock and warrants to purchase of up to 1,250,000 restricted shares of our common stock. The subscribers will receive upon the payment of the subscription price for each units, one share of our common stock for each unit subscribed for and a warrant exercisable for up to one share for every two units subscribed for. The warrants are exercisable from the date of their issuance for a period ending three years thereafter at an exercise price of $1.60 per share. We have received $1,367,503 of gross proceeds from the sale of these securities as of July 15, 2008. These securities were offered, and have been sold, to accredited investors under the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, promulgated under the Securities Act of 1933. We paid approximately $104,700 in fees and expenses in connection with this private placement. The net proceeds received from the sale of these securities will be used for working capital and other general corporate purposes.
     On February 1, 2008, our board of directors authorized a private placement of units at a subscription price of $1.00 per unit consisting of up to an aggregate of $2,500,000 in principal amount of convertible notes of our company and warrants to purchase up to 2,500,000 restricted shares of our common stock. The subscribers will receive, in payment of the subscription price for each unit, $1 in principal amount of notes with interest payable thereon at the rate of 12% per year, payable in one year, which notes are convertible into restricted shares of our common stock at a conversion price of $0.50 per share from the date of issuance for a period of one year, and a warrant to purchase up to one share of our common stock, exercisable from the date of its issuance for a period ending five years thereafter at an exercise price of $1.00 per share. We have received $804,000 of gross proceeds from the sale of this debt as of July 15, 2008. This debt was offered, and has been sold to accredited investors under the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, promulgated under the Securities Act of 1933. We paid approximately $76,500 in fees and expenses in connection with this private placement. The net proceeds received from the sale of these securities will be used for working capital and other general corporate purposes.
     On May 22, 2008, we closed a private placement consisting of convertible notes and warrants to purchase an aggregate of 8,750,000 shares of our common stock for gross proceeds of $3.5 million to a single institutional investor, pursuant to a Securities Purchase Agreement, dated as of May 22, 2008 (the “Securities Purchase Agreement”), by and among the us, LMS, and the institutional investor. The notes are convertible into shares of our common stock at an initial conversion price of $0.80 per share, subject to adjustment, and mature on May 22, 2010. The notes are senior unsecured obligations of ours and accrue interest at the rate of 3% per annum, paid semi-annually on each November 15 and May 15. The notes are unconditionally guaranteed by LMS. The warrants have a term of 5 years and are exercisable for up to 4,375,000 share of our common stock at an exercise price $1.00 per share, subject to adjustment. The net proceeds from this private placement are being used by us to increase our advertising and sales efforts and any resulting increase in General and Administrative expenses. In connection with this private placement, we incurred expenses which included, without limitation, commissions to the placement agent, legal fees and other miscellaneous expenses, of approximately $471,000. In addition, we issued a warrant to the placement agent exercisable for up to 350,000 shares of our common stock on terms substantially similar to the warrants issued in the private placement. The conversion price of the notes will be reduced if, among other things, we issue shares of common stock or securities exercisable, exchangeable or convertible for or into shares of common stock (“common stock equivalents”) at a price per share less than both the conversion price then in effect and $0.75, subject to certain exclusions. The exercise price of the warrants will be reduced if, among other things, we issue shares of common stock or common stock equivalents at a price per share less than both the exercise price then in effect and the closing sale price of our common stock for any of the 10 consecutive trading days immediately preceding such issuance, subject to certain exclusions. The sale of the notes and the warrants was made in reliance on an exemption provided by Section 4(2) of the Securities Act.
Exhibit 16. Exhibits and Financial Statement Schedules.
     (a) Exhibits. The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

Exhibit No.	Description

3.1	Articles of Incorporation of Liberator Medical Holdings, Inc. (formerly known as Cardiff Communications, Inc.), as amended by the Certificate of Amendment to Articles of Incorporation, dated August 26, 2005 and the Certificate of Amendment to Articles of Incorporation dated June 4, 2007.*

3.2	Amended and Restated By-Laws of Liberator Medical Holdings, Inc.*

4.1	Securities Purchase Agreement, dated as of May 22, 2008, by and among Liberator Medical Holdings, Inc., Liberator Medical Supply, Inc., and the investors listed therein (1)

4.2	Form of Senior Convertible Note, dated May 22, 2008, made by Liberator Medical Holdings, Inc. in favor of the investor named therein (1)

4.3	Form of Warrant, dated May 22, 2008 (1)

4.4	Form of Registration Rights Agreement, dated May 22, 2008, between Liberator Medical Holdings, Inc. and the investor named therein (1)

4.5	Form of Guaranty, dated May 22, 2008, made by Liberator Medical Supply, Inc. in favor of the investor named therein (1)

5.1	Opinion of Siegel, Lipman, Dunay, Shepard & Miskel, LLP as to legality of securities being offered*

Exhibit No.	Description

10.1	Lease Agreement, dated April 19, 2005, by and between Liberator Medical Holdings, Inc. and Sunshine Holdings, Inc.*

10.2	Lease Agreement, dated December 24, 2002, by and between Liberator Medical Holdings, Inc. and Harley-Davidson of Stuart, Inc., as amended.*

14.1	Liberator Medical Holdings, Inc. Code of Conduct and Ethics (2)

21.1	List of Subsidiaries*

23.1	Consent of Berenfeld, Spritzer, Shechter & Sheer, LLP *

23.2	Consent of Wieseneck, Andres & Company, P.A.*

23.3	Consent of Siegel, Lipman, Dunay, Shepard & Miskel, LLP (incorporated by reference to Exhibit 5.1)

24.	Powers of Attorney (included on signature page of this Registration Statement)

*	Filed herewith.

(1)	Incorporated by reference to Liberator Medical Holdings, Inc.’s Form 8-K, filed with the Securities and Exchange Commission on May 5, 2008.

(2)	Incorporated by reference to Liberator Medical Holdings, Inc.’s Form 10-K for the fiscal year ended September 30, 2007, filed with the Securities and Exchange Commission filed with the Securities and Exchange Commission on January 18, 2008.

Item 17. Undertakings.
          The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however , that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the Registrants are relying on Rule 430B,
(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stuart, State of Florida, on the 30th day of July 2008.

Liberator Medical Holdings, Inc.
By:	/s/ Mark A. Libratore
Mark A. Libratore
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark A. Libratore and Robert J. Davis, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

/s/ Mark A. Libratore Mark A. Libratore	President and Chief Executive Officer (principal executive officer) and Director	July 30, 2008
/s/ Robert J. Davis Robert J. Davis	Chief Financial Officer (principal financial and accounting officer) Director	July 30, 2008